                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the registrant |X|
Filed by a party other than the registrant |_|
Check the appropriate box:
|_| Preliminary proxy statement
|X| Definitive proxy statement
|_| Definitive additional materials
|_| Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
|_| Confidential, For Use of the Commission only
    (as permitted by Rule 14a-6(e)(2))


                             Growth Hotel Investors
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


                 Montgomery Realty Company - 85, General Partner
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
|_|  No fee required.

|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

               Limited Partnership Assignee Units

--------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:

               36,932

--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

               $1,596.91 per Unit

--------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:


               $58,977,000

--------------------------------------------------------------------------------
(5)  Total fee paid:

               $11,796

--------------------------------------------------------------------------------
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

--------------------------------------------------------------------------------
(2)  Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
(3)  Filing party:

--------------------------------------------------------------------------------
(4)  Date filed:

--------------------------------------------------------------------------------

                             GROWTH HOTEL INVESTORS

                            GROWTH HOTEL INVESTORS,
                       a California Limited Partnership

                       NOTICE OF MEETING OF UNIT HOLDERS
                          To Be Held on June 18, 1997

         NOTICE IS HEREBY GIVEN that a Meeting of Holders of Limited Partnership Assignee Units (the "Unit Holders") of Growth Hotel Investors, a California Limited Partnership (the "Partnership"), will be held at the Partnership's executive offices located at One Insignia Financial Plaza, Greenville, South Carolina 29602 on June 18, 1997 at 10:00 a.m., Eastern Standard Time, to approve the sale of substantially all of the assets of the Partnership (the "Transaction") to Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Purchaser"), pursuant to an Agreement of Purchase and Sale (the "Sale Agreement"), dated as of March 14, 1997, and amended as of May 1, 1997, between the Partnership and the Purchaser.

         The Agreement of Purchase and Sale is more fully described in the Proxy Statement accompanying this Notice of Meeting. APPROVAL OF THE TRANSACTION WILL RESULT IN THE DISSOLUTION OF THE PARTNERSHIP AND THE DISTRIBUTION TO UNIT HOLDERS OF THE CASH PROCEEDS REALIZED AS DESCRIBED IN THE PROXY STATEMENT.

         Approval of the Transaction requires the affirmative vote of Unit Holders who own of record a majority of the outstanding Units of the Partnership. Only Unit Holders of record at the close of business on May 2, 1997 are entitled to notice of and to vote at the Meeting and at any postponements or adjournments thereof. All Unit Holders are cordially invited to attend the Meeting. However, to assure your representation at the Meeting, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage paid envelope enclosed for that purpose. Any Unit Holder attending the Meeting may vote in person even if he or she has returned a proxy.

                                         BY ORDER OF

                                         MONTGOMERY REALTY COMPANY - 85,
                                         General Partner


Greenville, South Carolina


May 28, 1997


TO ENSURE THAT YOUR UNITS ARE REPRESENTED AT THE MEETING, COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

                            GROWTH HOTEL INVESTORS,
                       a California Limited Partnership

                          --------------------------

                                PROXY STATEMENT

                          --------------------------

                   36,932 Limited Partnership Assignee Units

         This Proxy Statement (the "Proxy Statement") is being furnished to holders of Limited Partnership Assignee Units (the "Unit Holders") of Growth Hotel Investors, a California Limited Partnership (the "Partnership"), in connection with the solicitation of proxies by Montgomery Realty Company - 85, the general partner of the Partnership (the "General Partner"), for use at a meeting of Unit Holders (including any adjournments or postponements thereof) to be held on June 18, 1997 (the "Meeting"). At the Meeting, the Unit Holders will consider and vote upon a proposal to approve the sale of substantially all of the assets of the Partnership (the "Transaction") to Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Purchaser"), pursuant to an Agreement of Purchase and Sale (the "Sale Agreement"), dated as of March 14, 1997, and amended as of May 1, 1997 between the Partnership and the Purchaser.

         The Sale Agreement, including the First Amendment thereto, is attached as Annex A hereto and is incorporated herein by reference.

         If the Transaction is approved by the holders of record of a majority of the outstanding Units, subject to the satisfaction of certain other conditions to closing, it is anticipated that the Transaction will be consummated no later than June 30, 1997, unless otherwise agreed by the Partnership and the Purchaser. Following the closing of the Transaction, the General Partner intends to distribute an aggregate of approximately $38,126,000 ($1,032 per Unit) to the Unit Holders. The Partnership has made certain representations and warranties to the Purchaser in the Sale Agreement which survive the closing of the Transaction for a period of one year. If the Purchaser does not allege any breach of such representations and warranties during the one-year period following the closing of the Transaction, the General Partner intends to liquidate and dissolve the Partnership and distribute all of its remaining assets (estimated at $1,618,000 in the aggregate or $43 per Unit) to the Unit Holders as soon as practical following the expiration of such one-year period.


         This Proxy Statement, the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1997 and the accompanying form of proxy are first being mailed to Unit Holders of the Partnership on or about May 28, 1997. See "Incorporation of Certain Documents by Reference".


              The date of this Proxy Statement is May 28, 1997.

                 INFORMATION CONCERNING THE MEETING AND VOTING

         General. This Proxy Statement is being furnished to Unit Holders of the Partnership in connection with the solicitation of proxies by the General Partner for use at the Meeting to be held at the Partnership's executive offices located at One Insignia Financial Plaza, Greenville, South Carolina 29602, on June 18, 1997 at 10:00 a.m. local time. At the Meeting, the Unit Holders will be asked to approve the sale (the "Transaction") of substantially all of the assets of the Partnership to Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Purchaser"), pursuant to an Agreement of Purchase and Sale (the "Sale Agreement"), dated as of March 14, 1997, and amended as of May 1, 1997, between the Partnership and the Purchaser, and the consummation of the transactions contemplated thereby, which are more fully described herein. A copy of the Sale Agreement, including the First Amendment thereto, is attached as Annex A hereto.

         THE GENERAL PARTNER HAS APPROVED THE AGREEMENT, HAS DETERMINED THAT THE TRANSACTION IS FAIR TO, AND IN THE BEST INTERESTS OF, THE PARTNERSHIP AND ITS UNIT HOLDERS AND RECOMMENDS THAT THE UNIT HOLDERS VOTE FOR APPROVAL OF THE TRANSACTION. SEE "DESCRIPTION OF THE TRANSACTION--BACKGROUND OF THE TRANSACTION."

         Record Date and Voting. The General Partner has fixed May 2, 1997 as the record date (the "Record Date") for the determination of those Unit Holders entitled to notice of and to vote at the Meeting. Only holders of record of Limited Partnership Assignee Units at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 36,932 Units outstanding, which were held by approximately 1,859 holders of record. Each holder of record of Units on the Record Date is entitled to cast one vote per Unit on the proposal to approve the Transaction and on any other matter properly submitted for the vote of the Unit Holders at the Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding Units entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Abstentions will be counted as present for purposes of determining the presence or absence of a quorum at the Meeting.

         The approval of the Transaction by Unit Holders will require the affirmative vote of the holders of Units who own of record a majority of the outstanding Units of the Partnership. As described in "Description of the Transaction--Terms of Sale Agreement," such Unit Holder approval is a condition to consummation of the Transaction. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will not be counted and will have the same effect as a vote against the proposal to approve the Transaction.

         Devon Associates, a New York general partnership that includes past and present owners and affiliates of the General Partner and that is the largest holder of Units, has advised the General Partner that it intends to vote all 13,396 Units owned by it in favor of the Transaction. See "Description of the Transaction--Background of the Transaction". Such Units represent 36.27% of the total number of outstanding Units. See "Security Ownership of Certain Beneficial

Owners and Management".

         All Units which are entitled to be voted and are represented at the Meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for the approval of the Transaction and otherwise in the discretion of the proxy holders, including with respect to, among other things, a motion to adjourn or postpone the Meeting to another time and/or place; provided, however, that no proxy which is voted against the proposal to approve the Transaction will be voted in favor of any such adjournment or postponement.

         Revocation of Proxies. The presence of a Unit Holder at the Meeting will not automatically revoke such Unit Holder's proxy. Any proxy given by a Unit Holder pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by (i) delivering to the General Partner a written notice of revocation bearing a later date than the proxy; (ii) delivering to the General Partner a duly executed proxy bearing a later date; or
(iii) attending the Meeting and voting in person. Any written notice of revocation or subsequently executed proxy should be sent so as to be delivered to the Partnership c/o IFGP Corporation, One Insignia Financial Plaza, P.O. Box 2347, Greenville, South Carolina 29602, Attention: George Buchanan, or hand delivered to the General Partner at or before the taking of the vote at the Meeting.

         Solicitation. The Partnership will bear all expenses of this solicitation of proxies from the Unit Holders. In addition to solicitation by use of the mails, proxies may be solicited by officers and employees of the General Partner in person or by telephone, telegram or other means of communication. Such officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Partnership has retained Beacon Hill Associates, a proxy solicitation firm, to assist in such solicitation. The fee to be paid to such firm is not expected to exceed $5,600 plus reasonable out-of-pocket costs and expenses. In addition, the Partnership will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse such parties for their expenses in doing so.

         Separate Voting. The enclosed proxy is not valid with respect to any interest you may have in Growth Hotel Investors II, a California limited partnership which is an affiliate of the Partnership. You will receive a separate proxy card for such other partnership in which you may own limited partnership assignee units.

         Dissenters' Rights. There will be no dissenters' rights of appraisal with respect to the Transaction.

                                THE PARTNERSHIP

General

         The Partnership was organized on June 28, 1984 under the laws of the State of California. Its principal executive offices are located at One Insignia Financial Plaza, Greenville, South Carolina 29602. Its telephone number is (864) 239-1000.

         The Partnership's primary business is the ownership of limited service hotels and it presently owns interests in 22 Hampton Inn Hotels. Eighteen of the Hampton Inn Hotels are owned in a joint venture (the "Hampton Inns Joint Venture") with Hampton Inns, Inc. ("Hampton Inns") in which the Partnership and an affiliated partnership, Growth Hotel Investors II ("GHI II") (through Growth Hotel Investors Combined Fund No. 1 (the "Combined Fund")) own an 80% interest and Hampton Inns owns a 20% subordinated interest. Under the terms of the joint venture agreement, Hampton Inns is not entitled to receive any distributions of sale proceeds on account of its interest until such time as the Combined Fund has received cumulative distributions equal to 100% of its capital contribution plus a 12% return thereon. Approximately 32% of the Combined Fund is owned by the Partnership and 68% is owned by GHI II. In addition to its interest in the Combined Fund, the Partnership also owns interests in four other Hampton Inn Hotels, two of which are owned in joint venture with non-affiliated entities. All of the Hampton Inn Hotels are operated under a license agreement with Hampton Inns. The 18 hotels owned by the Hampton Inns Joint Venture are managed by Hampton Inns and the four other hotels in which the Partnership has an ownership interest are managed by non-affiliated third parties.

         The original anticipated holding period of the Partnership's properties was 5 to 10 years following the acquisition of a property. Currently, properties in the Partnership's portfolio have been held for varying periods ranging from approximately 8 to 11 years. For more information about the Partnership, reference is made to the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q for the three months ended March 31, 1997, each of which is incorporated herein by reference. See "Incorporation of Certain Documents by Reference".

Hotel Properties

         A description of the hotel properties (each, a "Hotel Property") in which the Partnership has an ownership interest is set forth below. Except as otherwise indicated, all Hotel Properties are owned in fee.

                                                                                     Mortgage Balance at
Name and Location                          Date of Purchase           Rooms              March 31, 1997
-----------------------------------------------------------------------------------------------------------

Hampton Inn-Syracuse(1)                         12/85                  117                   $ -0-
   6605 Old Collamer Rd.
   East Syracuse, New York

Hampton Inn-Brentwood                           12/85                  114                  $ -0-
   5630 Franklin Pike Circle
   Nashville, Tennessee

Hampton Inn-Aurora(1)                           12/86                  132                $3,028,082
   South Abilene
   Aurora, Colorado

Hampton Inn-Albuquerque North                   04/87                  125                $2,375,000
   7433 Pan American Freeway

                                                                                     Mortgage Balance at
Name and Location                          Date of Purchase           Rooms            March 31, 1997
-----------------------------------------------------------------------------------------------------------

   Albuquerque, New Mexico


GROWTH HOTEL INVESTORS
COMBINED FUND NO.1(2)

Hampton Inn-Memphis I-40 (3)                    12/86                  117                $1,763,852
 1585 Sycamore View Drive
 Memphis, Tennessee

Hampton Inn-Columbia-West                       12/86                  121                $2,053,737
 1094 Chris Drive
 West Columbia, South Carolina

Hampton Inn-Spartanburg                         12/86                  112                $1,760,215
 6023 Alexander Road
 Spartanburg, South Carolina

Hampton Inn-Little Rock-North                   12/86                  123                $2,007,542
 500 West 29th Street
 North Little Rock, Arkansas

Hampton Inn-Amarillo                            12/86                  116                $1,116,103
 1700 140 East
 Amarillo, Texas


Hampton Inn-Greenville                          12/86                  123                $2,045,581
   246 Congaree Road
   Greenville, South Carolina

Hampton Inn-Charleston-Airport                  12/86                  125                $2,135,269
 4701 Arco Lane
 North Charleston, South Carolina

Hampton Inn-Memphis-Poplar                      12/86                  126                $2,786,630
   5320 Poplar Avenue
   Memphis, Tennessee

Hampton Inn-Greensboro                          12/86                  121                $1,974,017
   2004 Veasly Street
   Greensboro, North Carolina

Hampton Inn-Birmingham                          12/86                  123                $2,416,106
   1466 Montgomery Hwy.
   Birmingham, Alabama

Hampton Inn-Atlanta-Roswell                     03/87                  129                $2,632,527
   9995 Dogwood Road
   Roswell, Georgia

Hampton Inn-Chapel Hill                         03/87                  122                $2,247,815
   1740 US 15 & 501 Highway
   Chapel Hill, North Carolina

Hampton Inn-Dallas-Richardson                   03/87                  130                $2,757,716
   1577 Gateway

                                                                                     Mortgage Balance at
Name and Location                          Date of Purchase           Rooms            March 31, 1997
-----------------------------------------------------------------------------------------------------------
   Richardson, Texas

Hampton Inn-Nashville (3)                       03/87                  120                $2,174,420
   2350 Elm Hill Parkway
   Nashville, Tennessee

Hampton Inn-San Antonio                         06/87                  123                $2,441,684
   4803 Manitou Drive
   San Antonio, Texas

Hampton Inn-Madison Heights                     12/87                  126                $2,822,672

   32420 Stephenson Highway
   Madison Heights, Michigan

Hampton Inn-Mountain Brook(3)                   12/87                  131                $2,531,328
   2731 U.S. Highway 280
   Birmingham, Alabama

Hampton Inn-Northlake(3)                        09/88                  130                $2,355,030
   3400 Northlake Parkway
   Atlanta, Georgia

------------------

(1) Hotel Property is owned by a joint venture or limited partnership in which the Partnership has a controlling interest.
(2) The Hotel Properties listed under this heading are owned by the Hampton Inns Joint Venture. The estimated mortgage balance information included in the table under the heading Growth Hotel Investors Combined Fund No. 1 represents 100% of the interest of the Combined Fund in the Hotel Properties. As approximately 32% of the Combined Fund is owned by the Partnership, $12,191,000 of the mortgage balance is attributable to interests owned by the Partnership.
(3)    The Hotel Property is subject to a land lease extending as follows:


                                                                                        Option
                                                                       Year Lease       Period
       Land Lease                                                       Expires         (Years)
       ------------------------------------------------------------   ------------   -------------
       Hampton Inn-Memphis I-40 East                                      2004            20

       Hampton Inn-Nashville-Briley Parkway                               2006            20

       Hampton Inn-Mountain Brook                                         2007            50

       Hampton Inn-Northlake                                              2008            40

                            Growth Hotel Investors,
                       a California Limited Partnership

                   Selected Historical Financial Information



                                                                                                             Three Months Ended
                                                              Year Ended December 31,                              March 31,
                                  ----------------------------------------------------------------          ----------------------
                                    1992          1993          1994           1995          1996             1996           1997
                                   ------        ------        ------         ------        ------           ------         ------
                                                              (Amounts in thousands except per unit data)
TOTAL REVENUES                     $8,798        $10,895       $10,049       $10,341        $ 9,831          $2,142         $1,557
                                   ======        =======       =======       =======        =======          ======         ======
INCOME (LOSS) BEFORE
MINORITY INTEREST
IN JOINT VENTURES'
OPERATIONS                           $(1,893)       $2,716        $2,920         $3,556        $2,558        $  449         $  264

MINORITY INTEREST IN
JOINT VENTURES'
OPERATIONS                            34           (36)          (36)          (28)            35                 3             14

EXTRAORDINARY ITEM
- GAIN ON
EXTINGUISHMENT
OF DEBT                              --            --            606            --            --                 --             --
                                    -----         ------        ------        ------         -----           ------         ------

NET INCOME (LOSS)                 $(1,859)       $ 2,680       $ 3,490       $ 3,528        $2,593          $  452          $  278
                                  ========       =======       =======       =======        ======          ======          ======

NET INCOME (LOSS)
PER LIMITED
PARTNERSHIP
ASSIGNEE UNIT(1)

INCOME (LOSS) BEFORE
EXTRAORDINARY ITEM                 $ (44)         $ 68          $ 73           $ 89          $ 65           $   11          $    7

EXTRAORDINARY ITEM
- GAIN ON
EXTINGUISHMENT OF
DEBT                                 --            --             15            --            --                --              --
                                    ----          ----           ---           ----          ---            ------          ------

NET INCOME (LOSS)                  $ (44)         $ 68          $ 88           $ 89          $ 65           $   11          $    7
                                   ======         ====          ====           ====          ====           ======          ======

TOTAL ASSETS                       $29,908       $31,672       $27,898       $27,510        $28,422        $27,994         $28,598
                                   =======       =======       =======       =======        =======        =======         =======

LONG TERM
OBLIGATIONS: Notes
payable                            $12,518       $12,488       $ 7,655       $ 5,433        $ 5,412        $ 5,429         $ 5,403
                                   =======       =======       =======       =======        =======        =======         =======


CASH DISTRIBUTIONS
PER LIMITED
PARTNERSHIP
ASSIGNEE UNIT (actual
amount based on admission
to partnership)                     $ 20           $ 35          $ 40          $ 40           $ 40              --              --
                                    ====           ====          ====          ====           ====         =======         =======

--------
(1) $1,000 original contribution per unit, based on weighted average limited partnership assignee units outstanding during the period, after allocation to the General Partner.

                        DESCRIPTION OF THE TRANSACTION

         The following information concerning the Transaction, insofar as it relates to matters contained in the Sale Agreement, describes the material aspects of the Transaction but does not purport to be a complete description and is qualified in its entirety by reference to the Sale Agreement which is incorporated herein by reference and attached hereto as Annex A. Unit Holders are urged to read carefully and in its entirety the Sale Agreement.

Effects of the Transaction

         Pursuant to the terms of the Sale Agreement, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the approval of the Transaction by the requisite vote of the Unit Holders of the Partnership, the Purchaser will acquire substantially all of the Partnership's assets for an aggregate gross purchase price of approximately $54,676,000. After (1) applying approximately $17,594,000 of the gross purchase price to the satisfaction of existing mortgage indebtedness on the Partnership's Hotel Properties, (2) payment of an aggregate of $400,000 to joint ventures not affiliated with the Partnership, (3) provision for brokerage expenses estimated at $546,000, (4) provision for the payment of $610,000 for the Partnership's share of class action counsel fees payable by the Partnership and GHI II estimated at an aggregate of $1,800,000 and (5) provision for additional closing expenses estimated at approximately $858,000 incurred in connection with the Transaction, including a contingency reserve of $350,000, the Partnership estimates that it will realize net proceeds of approximately $34,668,000 from the Transaction. This amount, when added to the estimated available cash on hand of the Partnership of $6,148,000, will result in approximately $40,816,000 being available for distribution by the Partnership. See "Terms of the Sale Agreement -- Satisfaction of Certain Indebtedness and Expenses".

         Upon the consummation of the Transaction, the Partnership will cease all further business operations. Following the closing of the Transaction, the General Partner intends to distribute an aggregate of approximately $38,126,000 ($1,032 per Unit) to the Unit Holders (see "Certain Federal Income Tax

Consequences--State Taxes" for a description of certain amounts to be withheld from such distribution in order to satisfy state tax withholding requirements). The General Partner further intends to retain approximately $1,618,000 for a period of up to one year as a reserve to satisfy any claims by the Purchaser in the event of any breach by the Partnership of certain representations and warranties made to the Purchaser in the Sale Agreement. See "Terms of Sale Agreement -- Survival of Representations". If the Purchaser does not make a claim for damages based upon any such breach during such one-year period, the General Partner intends to liquidate and dissolve the Partnership and distribute all remaining assets (estimated at $43 per Unit) as soon as practical following the expiration of such one-year period.

          If the Transaction is consummated, it is estimated that the General Partner will receive from the Partnership approximately $1,072,000 upon consummation and an estimated additional $32,000 upon the liquidation of the Partnership. See "--Interest of the General Partner" for a more complete description of the consideration to be received by the General Partner from the proceeds of the Transaction.

Closing of the Transaction

         The Transaction will be consummated after satisfaction or waiver of the latest to occur of certain conditions to the Transaction specified in the Sale Agreement, which consummation (the "Closing") is expected to occur no later than June 30, 1997, or such later date as the Partnership and the Purchaser may agree. See "Terms of Sale Agreement--Conditions to Closing." The Sale Agreement may be terminated by either party if, among other reasons, the Transaction has not been consummated on or before said date and may otherwise be terminated by the Partnership and/or the Purchaser upon the failure of certain conditions. See "Terms of Sale Agreement--Termination."

         Because the Purchaser seeks to obtain full ownership of each of the Properties in which the Partnership may only own a partial indirect interest, the Closing is conditioned, among other things, upon approval by the holders of a majority of the outstanding units in GHI II of a similar transaction with the Purchaser. If such other approval is not obtained, the Purchaser is not required to consummate the Transaction with the Partnership.

Information About the Purchaser

       Equity Inns Partnership, L.P. (the "Purchaser") is a Tennessee limited partnership organized in 1994. The general partner of the Purchaser is Equity Inns Trust, a Maryland real estate investment trust. The Trust is a wholly-owned subsidiary of Equity Inns, Inc., a real estate investment trust incorporated in 1993 whose shares are traded on the New York Stock Exchange. Equity Inns, Inc. presently owns, through the Trust, an approximate 96.1% equity interest in the Purchaser. At December 31, 1996, Equity Inns, Inc. had consolidated total assets of approximately $317,880,000.

       The Purchaser owns 55 hotel properties with a total of 6,554 rooms in 28 states. Thirty-six of the hotel properties are Hampton Inn hotels. All of the Purchaser's hotels are operated by affiliates of Interstate Hotel Company, a publicly owned hotel management company, pursuant to percentage lease arrangements which provide for rent based, in part, on the revenues from the hotels.

       The Purchaser's principal executive offices are located at 4735 Spottswood Avenue, Suite 102, Memphis, Tennessee 38117 and its telephone number at that location is (901) 761-9651.

Background of the Transaction

         On February 15, 1996, Devon Associates ("Devon"), a New York general partnership that includes past and present owners and affiliates of the General Partner, commenced two tender offers (the "Tender Offers") to purchase up to 15,000 of the outstanding Units of the Partnership and up to 21,000 of the outstanding Units of GHI II. On February 21, 1996 and February 28, 1996, two class and derivative action lawsuits (the "Actions") entitled Wallace et. al. v. Devon Associates et. al. and R&S Asset Partners et. al. v. Devon Associates et. al. were filed, respectively, in the Supreme Court of the State of New York and the Superior Court for the State of California challenging the Tender Offers. The Actions asserted various claims for, inter alia, breaches of fiduciary duty, breaches of contract and negligence by Devon, the General Partner and various affiliated or related persons and entities.

         The Actions were litigated by the various plaintiffs on a coordinated basis and by Stipulation of Settlement (the "Stipulation"), dated April 24, 1996, the claims asserted in each of the Actions were conditionally settled. On August 27, 1996, following a settlement hearing held on July 18,

1996, a Final Order and Judgment was issued in the California action approving the proposed settlement of claims as fair, reasonable and adequate and, pursuant to the Stipulation, the New York action was thereafter voluntarily dismissed with prejudice.

         The Stipulation, among other things, requires the General Partner, consistent with its contractual and fiduciary duties, to take any such actions as are reasonably necessary to solicit offers for the purchase of the Partnership's assets which maximize the value of the Units and obligates the General Partner to deal fairly and in good faith with persons or entities expressing an interest in making a bona fide offer to purchase such assets.

         On September 3, 1996, the Partnership, together with GHI II, retained the national investment banking firm of Bear, Stearns Real Estate Group, Inc. ("Bear Stearns") to serve as a financial adviser and agent to assist in arranging the sale of the hotel properties. For its services, Bear Stearns is to receive a brokerage commission of 0.875% of the gross purchase price of the hotel properties. Bear Stearns conducted due diligence of all the hotel properties owned by the Partnership and GHI II, met with management of the Partnership and of GHI II, prepared valuations of each of the 28 hotel properties owned by the Partnership and GHI II and prepared an offering memorandum to be sent to potential purchasers of the hotel properties.

         In November and December 1996, Bear Stearns sent the offering memorandum for the 28 hotel properties to numerous potential purchasers. Several qualified purchasers expressed interest in the portfolio and received and reviewed additional financial information concerning the hotel properties. Several offers were submitted to the General Partner, and the General Partner, after considering the likelihood of successfully closing a transaction on the offered terms with each prospective buyer, selected the Purchaser's bid.


         The Purchaser's bid was not the highest bid received by the Partnership. The General Partner received a higher bid of $185 million from an operator believed to own five hotels and who, with annual revenues of approximately $16 million and total assets of approximately $40 million, appeared to be less well-capitalized and less experienced in the franchised, limited service hotel business. However, such higher bid may not be directly comparable to the Purchaser's bid. Because all of the terms and conditions of this higher bid, including environmental exposure, survival of representations and indemnification obligations, had not been fully developed, the higher bid may not equate to the bid of the Purchaser. In addition, the higher bid was conditioned, among other things, on the approval by Hampton Inns of the transfer of its franchise or license to the bidder, as well as the bidder's receipt of financing from an institutional lender, which financing would also have required the bidder to locate and raise a substantial equity participation. Although the Sale Agreement with the Purchaser contains similar conditions, the General Partner rejected the higher bid based on its view that these impediments to a successful closing were more likely to be satisfied by the Purchaser.


         On March 14, 1997, following six weeks of negotiations and initial due diligence by the Purchaser, the Partnership entered into an agreement (the "Initial Agreement") with the Purchaser for the sale of all of its assets, and GHI II and each of the joint venture entities through which either the Partnership or GHI II owns a hotel property entered into definitive agreements substantially identical to the Initial Agreement with the Purchaser for the sale of substantially all of their assets. During the due diligence period permitted the Purchaser under the Initial Agreement and the other agreements, the Purchaser raised certain issues concerning the physical condition of the hotel properties and an influx of competitive products, including other Hampton Inns, in the areas where the hotel properties are located. As a result of these concerns, on May 1, 1997, the Initial Agreement was amended (as so amended, the "Sale Agreement") and each of the other agreements were similarly amended (as so amended, the "Companion Agreements") to, among other things, reduce the purchase price for all of the hotel properties from $182 million to $169 million, to require that the costs of the Property Improvement Plan required by Hampton Inns as a condition to the transfer of its franchise or license be borne by the Purchaser rather than the sellers and to provide additional due diligence periods to the Purchaser to terminate the Sale Agreement and the Companion Agreements without cause and, in such event, to limit the ability of the Partnership and GHI II to retain the earnest money deposit made by the Purchaser. See "Terms of Sale Agreement--Deposit" and "--Termination".



         Because the purchase price for all of the hotel properties was decreased to $169 million, the estimated amounts to be distributed to Unit Holders was reduced. However, as a result of the renegotiation of the purchase price, additional amounts are to be paid to the General Partner pursuant to the 10% management incentive fee payable under the Partnership Agreement. Although the purchase price was decreased, the obligation to make certain capital improvements, repairs and maintenance required by Hamption Inn became the responsibility of the Purchaser. This obligation, estimated by the sellers to be in excess of $5 million, would have been borne by the sellers from available operating cash. Because these funds are not to be expended in such fashion, but will be distributed to all Unit Holders, the amount of the General Partner's incentive management fee will be increased. Accordingly, notwithstanding the reduction in purchase price, the estimated amounts to be realized by the General Partner upon completion of the Transaction may be increased by approximately 25% from the amounts otherwise receivable by it under the Initial Agreement.


         The solicitation of offers for the sale of substantially all of the Partnership's assets was conducted in accordance with the provisions of the court approved Stipulation, which required such sale, and was not a volitional decision by the General Partner. Plaintiffs' counsel in the Actions was permitted to comment upon the solicitation process and received copies of all materials received or sent by the General Partner during the process. Furthermore, the General Partner will not have an ongoing relationship with the Purchaser or with the operation of the Hotel Properties and will be receiving for its interest only those pro rata amounts provided for in the Partnership Agreement. See "--Interest of the General Partner". Accordingly, in view of the extensive marketing effort undertaken by the General Partner, and the well-established real estate market that exists for the purchase of limited service hotels, the General Partner did not believe it necessary to obtain appraisals of the Hotel Properties, other than the valuations prepared by Bear Stearns, or that a fairness opinion with respect to the Transaction was appropriate.

Terms of Sale Agreement

         Assets to be Sold. The Partnership will sell to the Purchaser all of its interests in the 22 Hampton Inn Hotels which it owns. On the same date that the Partnership entered into the Sale Agreement with the Purchaser, GHI II and each of the joint venture entities through which either the Partnership or GHI II owns a hotel property entered into the Companion Agreements and agreed to sell to the Purchaser all of their interests in the Hampton Inn Hotels owned by them. Because GHI II and certain joint ventures in which it has a controlling interest own interests in an additional 6 Hampton Inn Hotels, the Purchaser has agreed to acquire a total of 28 Hampton Inn Hotels for an aggregate gross purchase price of $169 million.

         The gross purchase price will be allocated among the Hampton Inn Hotels owned by the Partnership and GHI II and their respective joint venture entities pursuant to the Sale Agreement with the Purchaser. To obtain the allocated amount, the Purchaser and the selling entities determined the capitalization rate (i.e., net operating income divided by gross purchase price) for the 28 Hampton Inn Hotels using the net operating income of the entire 28 Hampton Inn Hotel portfolio for the year ended December 31, 1996 and applied such capitalization rate to each separate Hotel Property based upon its net operating income for the year then ended.

         Based upon such allocation, the aggregate gross purchase price to be received by the Partnership from the Purchaser for its interests in its Hotel Properties is approximately $54,676,000.

         Satisfaction of Certain Indebtedness and Expenses. It is a condition of the Sale Agreement that the existing aggregate mortgage indebtedness estimated at approximately $17,594,000 on the Partnership's Hotel Properties be satisfied at Closing. Further, Hampton Inns, the franchisor for each of the Hotel Properties, has required as a condition to the transfer of its franchise or license to the Purchaser that a Property Improvement Plan with respect to each such Hotel Property be undertaken by the Partnership prior to Closing. The Purchaser has agreed to bear all costs of the Property Improvement Plan and to reimburse the Partnership and GHI II up to $4,000,000 for certain capital improvement expenses that may be made prior to Closing. The Partnership has estimated that it will incur and be reimbursed by the Purchaser for approximately $1,006,000 of capital improvement expenses which amount is included in the estimated available cash on hand of the Partnership at Closing.

         As part of the Transaction, the Partnership will acquire its joint venturer's interest in Hampton Inn - Aurora for $150,000 and will be required to make a distribution to its joint venture partner in the Hampton Inn - Syracuse property of $250,000. After provision for (1) brokerage expenses estimated at $546,000, which includes a brokerage fee payable to Bear Stearns by the Partnership in the amount of approximately $478,000, (2) payment to class action counsel of approximately $610,000, representing the Partnership's share of estimated counsel fees of up to $1,800,000 (see "Description of Transaction -- Background of the Transaction"), the payment of which fees is subject to approval by the Superior Court for the State of California, and (3) additional Closing expenses estimated at approximately $858,000, including a contingency reserve of $350,000, the Partnership will realize net proceeds of approximately $34,668,000 from the sale of its Hotel Properties. This amount, when added to the available cash on hand of the Partnership estimated to be $6,148,000 at Closing, will result in approximately $40,816,000 being available for distribution by the Partnership. Of this amount, approximately $38,126,000 ($1,032 per Unit) will be distributed to the Unit Holders and approximately $1,072,000 will be distributed to the General Partner as soon as practical following the Closing, and the balance of approximately $1,618,000 will be retained by the Partnership for at least a one-year period. See "--Survival of Representations".

         In determining the amount of cash to be available for distribution by the Partnership, no provision has been made for the payment by Hampton Inns of any amount to restore the deficit in its capital account under the Hampton Inns

Joint Venture, nor has any provision been made for the payment to Hampton Inns of any amount on account of its subordinated interest in the Hampton Inns Joint Venture.

         Deposit. The Purchaser deposited the sum of $10 million (the "Deposit") with Commonwealth Land Title Insurance Company (the "Escrow Agent") under the Sale Agreement and the Companion Agreements. The Escrow Agent is required to hold the Deposit in escrow until the Closing or the earlier termination of the Sale Agreement and the Companion Agreements and is required to pay over or apply the Deposit in accordance with the terms of the Sale Agreement. (See "Termination" below.) If any party objects to the payment by the Escrow Agent of the Deposit to another party, the Escrow

Agent is required to continue to hold the Deposit until otherwise directed by written instructions from the parties or a final judgment of a court of competent jurisdiction which, by lapse of time or otherwise, shall no longer be subject to appeal or reversal.

         Termination. The Sale Agreement and the Companion Agreements may be terminated by the Purchaser at any time prior to 5:00 p.m. E.S.T. on May 23, 1997 for any reason; if so terminated, and neither the Partnership nor GHI II is in default under the Sale Agreement and the Companion Agreements, the Partnership and GHI II shall retain $200,000 of the Deposit. After May 23, 1997 and prior to May 29, 1997, the Purchaser may terminate the Sale Agreement and the Companion Agreements if the Purchaser shall not have received such financing commitments as it deems necessary to consummate the Transaction. If so terminated, and neither the Partnership nor GHI II is otherwise in default under the Sale Agreement and the Companion Agreements, the Partnership and GHI II shall retain $1,000,000 of the Deposit. There can be no assurance that the Purchaser will receive the financing commitments necessary to permit it to consummate the Transaction, in which event the Sale Agreement may be terminated. Any termination after May 29, 1997 by the Purchaser not occasioned by the default of the Partnership or GHI II may result in the loss of the entire Deposit by the Purchaser.

         The Sale Agreement and the Companion Agreements also may be terminated by the Purchaser if any condition to Closing cannot or will not be satisfied and the Partnership or GHI II fails, within 10 days after notice from the Purchaser, to cure any such matter. In such event, the Purchaser may require the Partnership to pay to the Purchaser the amount of $500,000 as agreed upon liquidated damages, which liquidated damages shall be in lieu of any other damages under the Sale Agreement and the Companion Agreements. In lieu of such payment, the Purchaser may seek specific performance of the Sale Agreement. In no event, however, shall the Partnership or GHI II be required to expend more than $500,000 in the aggregate to correct any matter not deliberately caused by it. If the Purchaser fails, within 10 days after notice from the Partnership, to satisfy any condition to Closing required to be performed by it, the Partnership has the right to terminate the Sale Agreement and retain $3,240,000, representing its pro rata share of the Deposit paid by the Purchaser to the Escrow Agent, as full and complete liquidated damages for the Purchaser's default.

         Representations and Warranties. The Partnership has made a series of representations and warranties to the Purchaser, many of which are limited to the knowledge of the Partnership and certain affiliated entities. These representations and warranties include, among other matters, statements by the Partnership with respect to its organization, its authority to enter into the Sale Agreement and to consummate the transactions contemplated by the Sale Agreement, the non-contravention of the Sale Agreement with any of the Partnership's organizational documents or any other agreement binding upon the Partnership, the status of the Partnership's material contracts and other agreements, the absence of any action or other litigation which could affect the enforceability of the Sale Agreement or which materially and adversely affect the business or financial position or results of operations of the Partnership and the accuracy of certain disclosures previously made to the Purchaser.

         The Purchaser has also made a series of representations and warranties to the Partnership regarding, among other matters, its organization, its authorization to enter into the Sale Agreement and to consummate the transaction thereby contemplated, the non-contravention of the Sale Agreement with the Purchaser's organizational documents or any other agreement binding upon the Purchaser and the absence of any action or litigation which could affect the enforceability of the Sale Agreement.

         Survival of Representations. The representations and warranties made by the Partnership to the Purchaser in the Sale Agreement will survive the Closing for a period of one year. Any claim for damages by the Purchaser based upon an alleged breach of a representation or warranty by the Partnership must be made in writing within such one-year period. The Purchaser and the Partnership have agreed that the Partnership's liability for any such claim under the Sale Agreement and any of the Companion Agreements shall in no event exceed the aggregate amount of $5 million. The Partnership and GHI II have agreed that, regardless of which entity is in breach of a representation or warranty to the Purchaser, all claims by the Purchaser against either the Partnership or GHI II under the Sale Agreement or any of the Companion Agreements shall be shared by the Partnership and GHI II such that the Partnership's maximum exposure to the Purchaser for any such breach shall not exceed $1,618,000 and GHI II's maximum exposure shall not exceed $3,382,000.

         The General Partner believes that the sharing arrangement with GHI II is equitable to the Partnership regardless of which entity is in breach. The arrangement reduces the potential liability of the Partnership from $5,000,000 to $1,618,000. Further, it reduces the amount which the Partnership would otherwise retain to secure such liability, thus permitting the more expeditious distribution to Unit Holders of a greater amount of the net proceeds of the Transaction. The arrangement is consistent with the agreements with GHI II governing 18 of the Partnership's 22 Hotel Properties and eliminates the difficulty of allocating liability if each of the Partnership and GHI II were subject to claims by the Purchaser for more than $5,000,000 in damages. The General Partner believes that the sharing arrangement is permitted under the Amended and Restated Agreement of Limited Partnership of the Partnership and is not violative of any fiduciary duty owed to Unit Holders.

         Operations Prior to Closing. The Partnership has agreed that until the Closing it will operate its Hotel Properties only in the usual, regular and ordinary manner consistent with prior practice and will use all reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees and preserve its relationships with suppliers and others having business dealings with it. The Partnership has also agreed to direct its managing agents to continue to use commercially reasonable efforts to take guest reservations, book functions and meetings and otherwise promote the business of its Hotel Properties. The Partnership has further agreed not to diminish the quality or quantity of maintenance and upkeep services provided to its Hotel Properties and not to remove or permit the removal of any part of its property unless the same is replaced prior to Closing with similar items of at least equal quality acceptable to the Purchaser.

         Conditions to Closing. It is a condition to the obligations of the Partnership and the Purchaser to consummate the Transaction that, among other things, the approval of the Transaction by Unit Holders owning a majority of the Units be obtained, as required by the Partnership Agreement, and that the transactions contemplated under each of the Companion Agreements be simultaneously consummated. Thus, the vote of the holders of a majority in interest of limited partner assignee units in GHI II approving the sale by GHI II of substantially all of its assets to the Purchaser is a condition to the Partnership's ability to consummate the Transaction. There can be no assurance that the holders of a majority in interest of such units in GHI II will approve the sale and thus permit the Partnership to consummate the Transaction.

         Because each of the Companion Agreements is substantially identical to the Sale Agreement with respect to the representations, warranties, covenants and conditions to closing contained in the Sale Agreement, the consummation of the Transaction by the Partnership is dependent upon satisfaction by each of the other parties to the Companion Agreements of similar conditions to closing. However, if there is a failure of a condition precedent under the Sale Agreement or any of the Companion Agreements as to one or more of the hotels, but not as to all of the hotels, upon the mutual consent of the Partnership and the Purchaser, the Sale Agreement or the relevant Companion Agreement may be terminated as to such hotel or hotels only and a pro rata credit against the gross purchase price for such excluded hotel or hotels be given to the Purchaser by the owner(s) of such hotel or hotels.

         The consummation of the Transaction is also conditioned upon (1) receipt by the Purchaser of good and marketable fee simple title to the Hotel Properties, subject to agreed upon permitted title exceptions, insurable at regularly scheduled rates by Commonwealth Land Title Insurance

Company, (2) receipt by the Purchaser of a franchise or license on customary terms from Hampton Inns for a minimum term of ten (10) years, (3) cancellation of certain existing Hotel Property management agreements, (4) Closing no later than June 30, 1997 or, subject to agreement with the Purchaser, such later date as the parties may agree and (5) other conditions customary for transactions of this nature.

Interest of the General Partner

         Neither the General Partner nor, except as set forth below with respect to interests owned by Devon Associates, any affiliate of the General Partner has any interest in the Transaction other than with respect to its two (2%) percent general partnership interest in the Partnership. Such two (2%) percent interest will receive a pro rata share of all distributions to be made by the Partnership, which distribution to the General Partner is estimated to be approximately $1,072,000 upon the Closing and an estimated additional $32,000 upon the liquidation and dissolution of the Partnership.

         Devon Associates, a New York general partnership that includes past and present owners and affiliates of the General Partner, owns 13,396 Units or 36.27% of the Units, representing the largest single holder of Units in the Partnership. If the Transaction is consummated, Devon Associates will receive its pro rata share of all distributions to be made by the Partnership to Unit Holders.

         Devon Associates, which also owns Units in GHI II, has agreed to pay to the General Partner for its services in connection with the sale of the Properties an amount equal to 0.35% of its pro rata share of the gross purchase price to be paid by the Purchaser. Accordingly, if the Transaction is consummated, the General Partner will receive approximately $200,000 from Devon Associates.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following summary is a general discussion of certain federal income tax consequences of the Transaction. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, Internal Revenue Service rulings, practice and procedures and judicial and administrative decisions in effect as of the date of this Proxy Statement. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unit Holder in light of such Unit Holder's specific circumstances or to certain types of Unit Holders subject to special treatment under the federal income tax laws (for example, dealers in securities, banks and insurance companies). The Transaction will be a taxable transaction for federal income tax purposes, and may also be taxable in the various states in which the Properties are located, as well as a Unit Holder's state of residence. EACH UNIT HOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNIT HOLDER OF THE TRANSACTION.

         The Partnership will recognize gain on the Transaction. Such gain, as well as the Partnership's taxable income from operations until the consummation of the Transaction, will be allocated among the Unit Holders in accordance with the provisions of the Partnership Agreement. Based on the results of Partnership operations through December 31, 1996, a Unit Holder who acquired his Units at the time of the Partnership's original offering of Units will be allocated net gain on the Transaction (after deducting a capital loss of approximately $72 per Unit that is anticipated to result to the Partnership in 1997 on the liquidation of the Hampton Inns Joint Venture) that the General Partner estimates will be approximately $505 per Unit. Under the passive activity loss rules (discussed below), such gain generally will be treated as passive activity income, which should allow the Unit Holder to deduct (subject to any other applicable limitations) a corresponding amount of the Unit Holder's passive activity losses, if any, from other investments.

         A Unit Holder's allocable share of Partnership's gain on the Transaction will be treated as capital gain except as hereinafter described. First, the portion of such gain that is attributable to items of inventory and other non-capital assets will be treated as ordinary income; this portion is estimated by the General Partner to be less than 1%. Second, the portion of such gain that is attributable to depreciation recapture will be treated as ordinary income; this portion is estimated by the General Partner to be $47 per Unit. Third, for Unit Holders which are corporations, an additional portion of their gain equal to 20% of their share of the depreciation deductions previously claimed by the Partnership that are not otherwise subject to general depreciation recapture will be treated as ordinary income. Finally, to the extent that a Unit Holder claimed ordinary losses from any sales or exchanges of depreciable property (or other business assets) within the preceding five taxable years, a portion of such Unit Holder's gain from the Transaction will be treated as ordinary income.

         Cash distributions received by a Unit Holder from the Partnership following the Transaction, including distributions in liquidation of the Partnership, will reduce a Unit Holder's adjusted tax basis in his Units but will not result in the Unit Holder's recognition of any income or gain except if and to the extent such distributions (and the amount of any reduction in the Unit Holder's share of Partnership liabilities) exceed the Unit Holder's adjusted tax basis in his Units. Based on the General Partner's estimates of the amount of taxable gain from the Transaction allocable to Unit Holders (which will increase their adjusted tax basis in their Units) and the amount of cash to be distributed to Unit Holders, the General Partner currently does not anticipate that Unit Holders who acquired their Units in the Partnership's original offering of Units will recognize any further income or gain as a result of receiving the cash distributions described in this Proxy Statement. If a Unit Holder has any remaining adjusted tax basis in his Units after the Partnership has distributed all its assets in complete liquidation, then such Unit Holder may be entitled to claim a capital loss. Assuming the Partnership is not liquidated until after the year in which the Transaction occurs, such loss (if any) generally could not be applied by the Unit Holder to offset gain allocated to him from the Transaction but could be applied to offset the Unit Holder's capital gains, if any, from other sources in the year the Partnership is liquidated (or subsequent years).

         Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 28%, whereas the maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding years.

         Under Section 469 of the Code, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income. Gain allocated to a Unit Holder on the Transaction will be treated as passive activity income, which, for a Unit Holder who or which is subject to this limitation, will increase the amount of passive activity losses that such Unit Holder can currently deduct under this limitation. If a Unit Holder subsequently recognizes a loss on the liquidation of the Partnership, such loss, although a passive activity loss, generally could be deducted (subject to any other applicable limitations) under the passive activity loss rules in the year the Partnership is completely liquidated.

         Gain allocable to a foreign Unit Holder on the Transaction will be subject to U.S. federal income tax. The Partnership will be required to deduct and withhold from amounts otherwise distributable to foreign Unit Holders, a tax (calculated at the highest federal income tax rate applicable to such persons) based on the amount of Transaction gain allocable to such Unit Holders. Amounts withheld would be creditable against a foreign Unit Holder's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

State Taxes

         In addition to the federal income tax consequences described above, Unit Holders should consider potential state and local tax consequences of the Transaction. A Unit Holder's allocable share of the Partnership's taxable gain from the Transaction generally will be required to be included in determining his reportable income for state or local tax purposes in the jurisdiction in which he is a resident. In addition, a number of states in which the Properties are located impose a tax on non-resident Unit Holders determined with reference to their share of Partnership income derived from such state, and the Partnership will be required to withhold from the initial distribution of $1,032 per Unit an amount estimated by the General Partner to be $20 per Unit on account of such taxes. To the extent that a non-resident Unit Holder pays tax (including his share of taxes paid by the Partnership on his behalf) to a state by virtue of Partnership operations within that state, he may be entitled to a deduction or credit against tax owed to his state of residence with respect to the same income. Unit Holders are urged to consult their own tax advisers concerning the state and local tax consequences to them of the Transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding Units of the Partnership owned by each person who is known by the Partnership to own beneficially or exercise voting or dispositive control over more than 5% of the Partnership's limited partnership assignee units, by each of the directors of the General Partner of the Partnership and by all directors and executive officers of the General Partner as a group as of May 1, 1997.

==========================================================================================================================
          Name and address of                     Amount and nature of                          % of Class
           Beneficial Owner                         Beneficial Owner
--------------------------------------------------------------------------------------------------------------------------
       Devon Associates (1)(2)                           13,396                                   36.27
--------------------------------------------------------------------------------------------------------------------------
      All directors and executive                          --                                       --
       officers as a group (four
               persons)
==========================================================================================================================

----------

(1) The business address for Devon Associates is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753.
(2)      Based upon information supplied to the Partnership by Devon Associates.

         The Partnership is a limited partnership and has no officers or directors. The General Partner has discretionary control over most of the decisions made by or for the Partnership in accordance with the terms of the Partnership Agreement. Affiliates of the Partnership's General Partner own less than one percent of the Partnership's voting securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Each of the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Partnership's Quarterly Report on Form 10-Q

for the three months ended March 31, 1997 filed with the Securities and Exchange Commission by the Partnership (File No. 0-15347) is incorporated by reference in this Proxy Statement.

         All documents and reports filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 after the date of this Proxy Statement and prior to the date of the Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document or report which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

                                    EXPERTS

         The financial statements incorporated by reference in this Proxy Statement by reference to the 1996 Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Imowitz Koenig & Co., LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

         The general discussion under "Certain Federal Income Tax Consequences" was reviewed by Rosenman & Colin LLP and is included herein in reliance upon the authority of said firm as experts in taxation.

                                 OTHER MATTERS

         The Partnership knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Units as the General Partner may recommend.

ANNEX A
                         AGREEMENT OF PURCHASE AND SALE

         THIS AGREEMENT, dated as of March 14, 1997, GROWTH HOTEL INVESTORS, a California limited partnership (the "Seller"), and EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership (the "Purchaser"), provides:

                                   ARTICLE 1
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.       Definitions.   The following terms shall have the indicated
meanings:

                  "Act of Bankruptcy" shall mean if a party hereto (or any general partner thereof, if such party is a partnership) shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

                  "Assignment Agreement [Operating Agreement]" shall mean that certain assignment and assumption agreement, in the form attached hereto as Exhibit E, whereby the Seller assigns and the Purchaser's Lessee assumes the Operating Agreements.

                  "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof, including, without limitation, all elevator and pool licenses required to operate the Property in its current manner.

                  "Bill of Sale [Inventory]" shall mean that certain bill of sale, in the form attached hereto as Exhibit B, conveying title to the Inventory to the Purchaser's Lessee.

                  "Bill of Sale [Personal Property]" shall mean that certain bill of sale, in the form attached hereto as Exhibit C, conveying title to the Tangible Personal Property and Intangible Personal Property from the Seller to the Purchaser.

                  "Closing" shall mean the Closing of the purchase and sale of the Property pursuant to this Agreement.

                  "Closing Date" shall mean the date the Deed is recorded in the appropriate land records.

                  "Companion Purchase Agreements" shall mean those certain other Agreements of Purchase and Sale dated as of the date of this Agreement by and between Purchaser and Aurora/GHI Associates No.1, a California general partnership, North Coast Syracuse Limited Partnership, an Ohio limited partnership, Hampton/GHI Associates No.1, a California general partnership, Growth Hotel Investors II, a California limited partnership, Hampton/GHI Associates No.2, a Texas general partnership and GHI II Big River Associates, a California general partnership, respectively.

                  "Deed" shall mean those certain deeds conveying title to the Real Property with special warranty of title from the Seller to the Purchaser, subject only to Permitted Title Exceptions. The description of the Land in the Deed shall be by courses and distances and, if there is a discrepancy between the description of the Land attached hereto as an exhibit and the description of the Land as shown on the Survey, the description of the Land in the Deed shall be identical to the description shown on the Survey.

                  "Deposit" shall mean the aggregate amount of Ten Million Dollars ($10,000,000) deposited with the Escrow Agent by the Purchaser under this Agreement and all of the Companion Agreements upon full execution and delivery of this Agreement and all of the Companion Agreements,with all interest thereon being paid as accrued to Purchaser. The Deposit shall be invested by the Escrow Agent in a manner acceptable to the Seller and the Purchaser and shall be held and disbursed by the Escrow Agent in strict accordance with the terms and provisions of this Agreement.

                  "Escrow Agent" shall mean the New York City national office of the Title Company.

                  "FIRPTA Certificate" shall mean the affidavit of the Seller under Section 1445 of the Internal Revenue Code certifying that the Seller is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in the form attached hereto as Exhibit D.

                  "General Partner" shall mean collectively Montgomery Realty Company-85, a California general partnership, and NPI Realty Management Corp., a Florida corporation.

                  "Governmental Body" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

                  "Hotel" shall mean the hotels and their related amenities set forth on Schedule 1 attached hereto.

                  "Improvements" shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land (including any restaurant, pool, parking and recreational areas) located on the Land.

                  "Intangible Personal Property" shall mean all intangible personal property owned by the Seller and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use any trade names and all variations thereof, the Authorizations, escrow accounts, general intangibles, business records, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, warranties, telephone and facsimile numbers relating to the Property, post office box addresses associated with the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under this Agreement, excluding (a) any of the aforesaid rights the Purchaser elects not to acquire,
(b) the Seller's cash on hand, in bank accounts and invested with financial institutions and (c) accounts receivable except for the above described share of the Tray Ledger.

                  "Inventory" shall mean all inventory located at the Hotel, including without limitation, all mattresses, pillows, bed linens, towels, paper goods, soaps, cleaning supplies and other such supplies, together with any food inventory such as cereal, breakfast rolls, coffee.

                  "Land" shall mean that those certain parcels of real estate described on Exhibit A- 1-2 attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

                  "Licensor" shall mean Hampton Inns, Inc. or its successor.


                  "Limited Partner Approval" shall mean the affirmative vote of a majority in interest of the limited partners of Growth Hotel Investors, a California limited partnership and Growth Hotel Investors II, a California limited partnership who are entitled to vote on the sale of the Property.

                  "Operating Agreements" shall mean the management agreements, service contracts, supply contracts, leases and other agreements in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property a true and correct schedule as prepared by Seller's managing agent of which is attached hereto as Schedule 2.

                  "Owner's Title Policy" shall mean an owner's policy of title insurance issued to the Purchaser by the Title Company, pursuant to which the Title Company insures the Purchaser's ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Purchaser in the amount of the Purchase Price and shall be acceptable in form and substance to the Purchaser. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on the Survey.

                  "Permitted Title Exceptions" shall mean (i) those exceptions to title to the Real Property that are satisfactory to the Purchaser as determined under this Agreement, and (ii) occupancy rights of Hotel guests.

                  "PIP" shall mean any Property Improvement Plan required by the Licensor for the transfer or grant of the license to Purchaser's Lessee with respect to the Property.

                  "Property" shall mean collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.

                  "Purchase Price" shall mean the allocable portion of the aggregate purchase price of One Hundred Eighty Two Million Dollars ($182,000,000) applicable to this Agreement and the Companion Agreements allocated amongst the Hotels in accordance with Schedule 1 payable in the manner described in this Agreement.

                  "Purchaser's Lessee" shall mean any lessee of the Purchaser with respect to the Property, such as Crossroads Future Company, L.L.C., a Delaware limited liability company, or some other unaffiliated or affiliated Lessee, or the property manager or designee thereof.

                  "Real Property" shall mean the Land and the Improvements.

                  "Reservation System" shall mean the reservation terminals and reservation system equipment and software, if any, currently used in connection with the Hotel.


                  "Seller's Organizational Documents" shall mean the documents related to the creation, formation and governance of the Seller and the General Partner.

                  "Study Period" shall mean the period commencing at 9:00 a.m. on the date hereof, and continuing through 5:00 p.m., Eastern Standard Time, on the date forty-five (45) days after the date of execution of this Agreement by the Purchaser as evidenced on the signature page of the Purchaser to this Agreement.

                  "Survey" shall mean the survey of the Property prepared under this Agreement.

                  "Tangible Personal Property" shall mean the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel, and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Seller, including without limitation, the Reservation System, the Telephone System, and restaurant supplies such as coffee makers, refrigerators, microwave ovens, and juice machines.

                  "Telephone System" shall mean all telephones, telephone systems, PBXs, switches, switchboards, internal wiring, junction boxes, computer systems, software and other equipment used or usable in connection with telephonic communications, both internal and external, at the Hotel.

                  "Title Commitment" shall mean the commitment by the Title Company to issue the Owner's Title Policy.

                  "Title Company" shall mean Commonwealth Land Title Insurance Company.

                  "Tray Ledger" shall mean the revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Seller, including any sales taxes, room taxes or other taxes thereon.

                  "Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

                  1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                  (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                  (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                  (c) The headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                           PURCHASE AND SALE; DEPOSIT;
                            PAYMENT OF PURCHASE PRICE

         2.1 Purchase and Sale. The Seller agrees to sell and the Purchaser agrees to purchase the Property for the Purchase Price and in accordance with the other terms and conditions set forth herein.

         2.2 Deposit. The Deposit shall be delivered by the Purchaser to the Escrow Agent after the full execution and delivery of this Agreement, and the Escrow Agent shall (a) deliver the Deposit to Purchaser if Closing fails to occur for any reason other than a default by Purchaser, (b) apply the Deposit at the Closing against the Purchase Price or (c) pay the Deposit to the Seller as liquidated damages under this Agreement if Closing fails as a result of a default by Purchaser, all in accordance with this Agreement.

         2.3 Study Period. (a) The Purchaser shall have the right, until 5:00 p.m. on the last day of the Study Period, and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform, at the Purchaser's expense, such economic, surveying, engineering, environmental and topographic investigations as the Purchaser may deem appropriate; provided, however, that Purchaser (i) shall give Seller and Seller's asset manager, Sage Hospitality Resources, L.P., reasonable prior notice of such inspections and investigations, including the name of Purchaser's consultant and a description of the tests and inspections to be performed on the Property, and (ii) Purchaser shall use its best efforts to minimize any interference with the operation of the Property. Seller shall have the right to disapprove of Purchaser's consultant and/or the methods of the proposed tests and inspection on reasonable grounds (e.g., overly invasive testing means), in which case Purchaser may propose reasonable alternative consultants and/or testing methods or terminate this Agreement. Purchaser shall provide Seller a copy of any assessments, reports or test results obtained by Purchaser from third parties in connection with such tests and inspections. Purchaser shall keep confidential any information regarding the Property contained in such reports and shall not disclose such information to any third party other than the Licensor and potential lessees, managers, lenders, underwriters, investors and the like (and their consultants or attorneys engaged to review such reports) except as required by law or court order or to comply with Purchaser's securities reporting requirements. If any such disclosure is made by Purchaser, Purchaser shall instruct any such third party to whom such information is disclosed to keep such information confidential. If for any reason the Purchaser notifies the Seller, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing, this Agreement automatically shall terminate, the Deposit shall be returned to the Purchaser except as expressly provided herein, and upon return of the Deposit, the Purchaser and the Seller shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).

                  (b) During and, if the Purchaser has elected to proceed to Closing, after the Study Period, the Seller shall make available to the Purchaser, its agents, auditors, engineers, attorneys and other designees, for inspection copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence, environmental audits and other related materials or information if any, relating to the Property which are in, or come into, the Seller's possession.

                  (c) The Purchaser shall indemnify and defend the Seller against any loss, damage or claim arising from entry upon the Real Property by the Purchaser or any agents, contractors or employees of the Purchaser. The Purchaser, at its own expense, shall restore any damage to the Real Property caused by any of the tests or studies made by the Purchaser. This indemnification shall survive any termination of this Agreement or any closing of the transaction contemplated herein.

                  (d) During the Study Period, the Purchaser shall examine title to the Property, and, prior to the expiration of the Study Period, shall notify the Seller of any defects in title that the Purchaser is unwilling to accept. Within ten days after such notification, the Seller shall notify the Purchaser whether the Seller is willing to cure such defects; the Seller's failure to so notify the Purchaser shall be deemed to be the Seller's refusal to cure all such defects. If the Seller is willing to cure such defects, the Seller shall act promptly and diligently to cure such defects at its expense. If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum by parties claiming by, through or under Seller, the Seller shall pay and discharge (and the Title Company is authorized to pay and discharge at Closing) such defects at Closing.

If the Seller is unwilling or unable to cure any other such defects by Closing, the Purchaser shall elect (1) to waive such defects and proceed to Closing without any abatement in the Purchase Price or (2) to terminate this Agreement and receive a full refund of the Deposit. The Seller shall not, after the date of this Agreement, subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed. All title matters revealed by the Purchaser's title examination and not objected to by the Purchaser as provided above shall be deemed Permitted Title Exceptions.

                  (e) Without limiting the generality of Section 2.3(b) above, upon the execution of this Agreement, the Seller shall deliver to Purchaser copies of the items set forth in Schedule 3 attached hereto for each of the Hotels within a reasonable period of time after such execution; provided, however, Purchaser's sole remedy in the event the Seller does not deliver such information to Purchaser shall be to terminate the Agreement during the Study Period. Thereafter the Deposit will be returned to Purchaser and this Agreement shall terminate and neither the Seller nor the Purchaser shall have any further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement).

         2.4 Payment of Purchase Price. The Purchase Price shall be paid to the Seller in the following manner:

                  (a) At Closing, the Deposit shall be applied against the Purchase Price and the Purchaser shall receive a credit against the Purchase Price in an amount equal to (i) the Deposit, (ii) the amount of the Transfer Fee (as defined herein) not paid by the Seller on or before the Closing subject to the limitation set forth in Section 5.1(i) herein, and (iii) the amounts called for by Section 5.3(i) herein, if any.

                  (b) The Purchaser shall pay the balance of the Purchase Price, as adjusted for the payment of transaction expenses and prorations as provided in this Agreement, to the Seller or other applicable party at Closing by making a wire transfer of immediately available federal funds to the account of the Seller or other applicable party as specified in writing by the Seller.

         2.5 Allocation of Purchase Price. The parties agree that the Purchase Price shall be allocated among the Properties pursuant to Schedule 1 attached hereto. In addition, the Seller and the Purchaser shall use reasonable efforts to reach an agreement as to the allocation of the various components of the Property during the Study Period; provided, however if such an agreement cannot be reached by the expiration of the Study Period, the allocation submitted by the Seller shall govern.

                                   ARTICLE III
               SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS


         To induce the Purchaser to enter into this Agreement and to purchase the Property, the Seller hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Seller acknowledges and agrees that the Purchaser is entitled to rely and has relied:

         3.1 Organization and Power. The Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California, qualified to transact business in the state where the Hotel is located, and has all requisite powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Seller hereunder.

         3.2 Authorization and Execution. Subject to obtaining Limited Partner Approval, this Agreement has been duly authorized by all necessary action on the part of the Seller, has been duly executed and delivered by the Seller, (and assuming that this Agreement constitutes a valid and binding obligation of Purchaser) constitutes the valid and binding agreement of the Seller and is enforceable in accordance with its terms (except as enforcement may be limited by (and subject to) the provisions of the United States Bankruptcy Code and other applicable laws which affect the rights and remedies of creditors generally). There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with the Seller's performance of its obligations hereunder.

         3.3 Noncontravention. The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, and assuming the Seller obtains Limited Partner Approval, the Seller's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Seller, or result in the creation of any lien or other encumbrance on any asset of the Seller. Upon (and assuming consummation of) the Closing, there will be no outstanding agreements (written or oral) pursuant to which the Seller (or any predecessor to or representative of the Seller) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof which have not expired.

         3.4 No Special Taxes; Taxes. The Seller has no knowledge of, nor has it or to Seller's knowledge any of its managing agents for the respective Hotels have, received any written notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property. All real estate and personal property taxes, and to the best of Seller's knowledge all sales and other taxes assessed against the Seller in connection with the Property or the operation of the Property have been paid to the extent currently due and owing.


         3.5 Compliance with Existing Laws. To Seller's knowledge, the Seller possesses all requisite Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated. The Seller has no knowledge, nor has it or to Seller's knowledge any of its managing agents for the respective Hotels have, received written notice, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

         3.6 Operating Agreements. Seller will deliver to Purchaser true and correct copies of all Operating Agreements as delivered to Seller by Seller's managing agent during the Study Period. To Seller's knowledge, the Seller has performed all of its obligations under each of the Operating Agreements and, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Operating Agreements. The Seller shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Seller enter into any agreements modifying the Operating Agreements except in the ordinary course of business, unless (a) any such agreement or modification will not bind the Purchaser or the Property after the date of Closing or (b) the Seller has obtained the Purchaser's prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed.

         3.7 Warranties and Guarantees. The Seller shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Purchaser.

         3.8 Insurance. To Seller's knowledge, the Property is adequately insured against all risks for full replacement value, and all such insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Seller on or before the due date therefor. The Seller shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any such Seller's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Seller agrees to cancel any such policies as of the date of Closing.


         3.9 Condemnation Proceedings; Roadways. Neither the Seller or to Seller's knowledge any of its managing agents for the respective Hotels, have received any written notice of any condemnation or eminent domain proceeding pending or threatened against the Property or any part thereof. The Seller has no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

         3.10 Litigation. There is no action, suit or proceeding pending or, to the knowledge of the Seller, threatened against or affecting the Seller in any court, before any arbitrator or before or by any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Seller is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Seller, (c) could materially and adversely affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto,
(d) could create a lien on the Property, any part thereof or any interest therein, or (e) could otherwise adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof, except for the matters disclosed on Schedule 4 attached hereto.

         3.11 Labor Disputes and Agreements. To Seller's knowledge, there are no labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. The Seller is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. The Seller is not a party to any employment contracts or agreements that will be binding upon the Purchaser or Purchaser's Lessee after the Closing or otherwise. Neither the Seller nor its managing agent will, between the end of the Study Period and the date of Closing, enter into any new employment contracts or agreements or hire any new employees other than in the ordinary course of business, except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. The Purchaser will not be obligated to give or pay any amount to any employee of the Seller or the Seller's managing agent unless the Purchaser or Purchaser's Lessee elects to hire that employee. Neither the Purchaser nor Purchaser's Lessee shall have any liability under any pension or profit sharing plan that the Seller or its managing agent may have established with respect to the Property or their or its employees. All of the Seller's employees shall be terminated by Seller as of the Closing Date.

         3.12 Financial Information. Seller's income and expense statements which have been delivered to Purchaser are to Seller's knowledge correct and complete in all material respects and present accurately the results of the operations of the Property for the periods indicated as prepared by Seller's managing agent. The consolidated financial statements for Growth Hotel Investors for the year ended December 31, 1995 which have or will be delivered to

Purchaser during the Study Period present fairly, in all material respects, the consolidated financial position of the partnership for the year then ended. The Seller will deliver the 1996 consolidated financial statements for Growth Hotel Investors to Purchaser during the Study Period.

         3.13 Organizational Documents. The Seller's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

         3.14 Operation of Property. The Seller covenants, that between the date hereof and the date of Closing (a) it will instruct its managing agents for the Hotel to operate the Property only in the usual, regular and ordinary manner consistent with the Seller's prior practice, (b) it will, and it will instruct its managing agents for the Hotel to, maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and (c) it will, and it will instruct its managing agents for the Hotel to, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers, partners and employees and preserve its relationships with suppliers and others having business dealings with it. The Seller shall direct its managing agents to continue to use commercially reasonably efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Seller and its managing agents did prior to the execution of this Agreement. All advance room bookings and reservations and all meetings and function bookings shall continue to be booked at rates, prices and charges heretofore customarily charged by the Seller for such purposes, and in accordance with the Seller's published rate schedules. Except as otherwise permitted hereby, from the date hereof until Closing, the Seller shall not, and shall direct its managing agents to not, take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Purchaser's ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, (ii) would reduce or cause to be reduced any room rents or any other charges over which the Seller has operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue in any material respect as of Closing. Seller shall direct its managing agents to provide access to the Purchaser daily reports showing the income and expenses of the Hotel and all departments thereof, together with such periodic information with respect to room reservations and other bookings, as the Seller customarily keeps internally for its own use.

         3.15 Personal Property. All of the Tangible Personal Property, Intangible Personal Property and Inventory being conveyed at Closing by the Seller to the Purchaser or to the Purchaser's managing agent, lessee or designee, are free and clear of all leases, liens and encumbrances and will be so on the date of Closing and the Seller has good, merchantable title thereto and the right to convey same in accordance with the terms of the Agreement.

         3.16 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Seller, or any general partner of the Seller if the Seller is a partnership.

         3.17 Brokerage Commission. The Seller has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein, other than Bear Stearns & Co., Inc. The Seller shall indemnify and defend the Purchaser against any loss, damage or claim arising from any claim for a broker's or finder's fee, commission or other amount due by any party or entity claiming by, through or under Seller resulting from the transactions contemplated by this Agreement, which indemnification shall survive any termination of this Agreement.

         3.18 Hazardous Substances. Seller has no knowledge: (a) of the presence of any "Hazardous Substances" (as defined below) on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Seller has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances (as used herein, "Hazardous Substances" shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of the Property to any Governmental Body or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos, but shall exclude Hazardous Substances that are used in the ordinary course of business of the Property in accordance with applicable legal standards).

         3.19 Independent Audit. The Seller shall, and shall direct its managing agents to, provide access to the Purchaser's representatives to all financial and other information relating to the Property for audit purposes. The Seller shall also provide to the Purchaser's representatives a signed letter in substantially the form attached hereto as Exhibit F in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

         3.20 Bulk Sale Compliance. The Seller shall indemnify the Purchaser against any claim, loss or liability arising under the bulk sales law applicable to Seller in connection with the transaction contemplated herein.

         3.21 Liquor Permits. Alcoholic beverages are not served at any of the Hotels by the Seller or Seller's managing or other agents.

         3.22 To Seller's Knowledge. (i) As used in this Agreement, the words "to Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of the employees and officers of the General Partner who are directly responsible for the ownership, operation and sale of the Property, as well as Michael L. Ashner and Peter Braverman, without such persons having any obligation to make any independent inquiry or investigation whatsoever, except for "due inquiry" as described below. Nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the shareholders, directors, officers, employees or agents of the General Partner or the within named individuals.

         (ii) As used in this Agreement, the words "after due inquiry" or words of similar import shall be deemed to mean, and shall be limited to mean, that the General Partner has used its reasonable efforts to confirm in writing the accuracy of the representations and warranties set forth in this Article III with the Seller's managing agent for the respective Hotel, and delivered any such response to the Purchaser during the Study Period. As noted in subparagraph
(i) above, nothing in this Agreement shall be deemed to create or impose any personal liability of any kind whatsoever on any of the any of the officers or employees of Seller's managing agents.

         3.23 Survival of Seller's Representations and Warranties. The representations and warranties of Seller contained in this Agreement will survive the Closing for a period of one year after the Closing Date; and any claim based upon any alleged breach thereof must be alleged (in writing) within such one year period. Failure to give notice on any alleged breach within the time period specified herein shall constitute a waiver of any such claim. Further, Seller's liability for any such claim, if any, shall in no event exceed an aggregate amount of $5,000,000 under this Agreement and the Companion Agreements. In addition, and notwithstanding any other provision of this Agreement, if Purchaser has actual knowledge of any misrepresentation or breach of Seller on or prior to the Closing Date, and nevertheless proceeds to close on the Closing Date, then Purchaser shall be deemed to waive, and hereby waives, any such misrepresentation or breach.

         The Purchaser has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Purchaser to execute this Agreement and to close the transaction contemplated hereby and to pay the Purchase Price to the Seller.

                                   ARTICLE IV
              PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Seller to enter into this Agreement and to sell the Property, the Purchaser hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Purchaser acknowledges and agrees that the Seller is entitled to rely and has relied:

         4.1 Organization and Power. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Purchaser hereunder.

         4.2 Authorization and Execution. Subject to obtaining board of director approval of the corporate general partner of the Purchaser, this Agreement has been duly authorized by all necessary action on the part of the Purchaser, has been duly executed and delivered by the Purchaser, (and assuming that this Agreement constitutes a valid and binding obligation of Seller) constitutes the valid and binding agreement of the Purchaser and is enforceable in accordance with its terms (except as enforcement may be limited by (and subject to) the provisions of the United States Bankruptcy Code and other applicable laws which affect the rights and remedies of creditors generally. There is no other person or entity whose consent is required in connection with the Purchaser's performance of its obligations hereunder.

         4.3 Noncontravention. The execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Purchaser's partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser or result in the creation of any lien or other encumbrance on any asset of the Purchaser.

         4.4 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Purchaser in any court or before any arbitrator or before any Governmental Body which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Purchaser is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Purchaser, (c) could materially and adversely affect the ability of the Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto,
(d) could create a lien on the Property, any part thereof or any interest therein or (e) could adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         4.5 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Purchaser.

         4.6 Brokerage Commission. The Purchaser has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein. The Purchaser shall indemnify and defend the Seller against any loss, damage or claim arising from any claim for a broker's or finder's fee, commission or other amount due any person or entity claiming by, through or under Purchaser resulting from the transactions
                                      14
contemplated by this Agreement, which indemnification shall survive any termination of this Agreement.

         4.7      No Other Representations or Warranties: AS-IS.

                  (a) Purchaser represents, warrants and agrees that (i) except as, and solely to the extent, specifically set forth in this Agreement, neither Seller nor any of the employees, agents or attorneys of Seller make any verbal or written representations, warranties, promises or guaranties whatsoever to Purchaser, whether express or implied, of any sort or nature relating to the condition (physical, financial or otherwise) or operation of the Property, the access, fitness for any specific use, merchantability, habitability, or the lie and topography, of all or any portion of the Property, the existence, location or availability of utility lines for water, sewer, drainage, electricity or any other utility, the income-producing potential of the Hotel, the competition or market of the Hotel or the actual or projected revenue and expenses of the Property, the laws, regulations and rules applicable to the Property or the compliance (or non-compliance) of the Property therewith, any environmental laws, regulations and rules (or other laws relative to Hazardous Materials) applicable to the Property or the compliance (or non-compliance) of the Property therewith, the quantity, quality or condition of the articles of personal property included in the transactions contemplated hereby, the use or occupancy of the Property or any part thereof or any other matter or thing affecting or relating to the Property or the transactions contemplated hereby, and Purchaser has not relied upon any such representations, warranties, promises or guarantees or upon any statements made in any informational brochure with respect to the Property, and (ii) upon the expiration of the Study Period and provided Purchaser does not elect to terminate the Agreement as provided for herein, the Purchaser will have examined the Property, and based upon such examination, will be familiar with the physical condition thereof, and will have conducted such investigations of the financial affairs and management of the Property as Purchaser considered appropriate, and elected to proceed with the transaction having made and relied solely on Purchaser's own independent investigation, inspection, analysis, appraisal, examination and evaluation of the facts and circumstances except as, and solely to the extent, specifically set forth in this Agreement.

                  (b) Except as specifically provided for in this Agreement, Purchaser agrees to accept the Property "as is" in its present condition, subject to reasonable use, wear, tear and natural deterioration of the Property between the date of this Agreement and the Closing Date.


                                    ARTICLE V
                       CONDITIONS AND ADDITIONAL COVENANTS

         5.1 The Purchaser's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Seller with the following covenants:

                  (a) Seller's Deliveries. The Seller shall have delivered to the Escrow Agent or the Purchaser, as the case may be, on or before the date of Closing, all of the documents called for by Section 6.2 hereof.

                  (b) Representations, Warranties and Covenants; Obligations of Seller; Certificate. All of the Seller's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made in all material respects, there shall have occurred no material adverse change in the financial condition of the Property since the date hereof, the Seller shall have performed all of its covenants and other obligations under this Agreement and the Seller shall have executed and delivered to the Purchaser at Closing a certificate pertaining to its representations and warranties as set forth in Article III.

                  (c) Title Insurance. Good and marketable fee simple title to the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions as determined in accordance with Section 2.3.

                  (d) Survey. The Purchaser shall have obtained prior to the expiration of the Study Period a current Survey of the Land delineating the boundary lines of the Land, the location of the Improvements, all rights of way and easements thereon and contiguous public roads and otherwise acceptable to the Purchaser. The Survey shall be prepared for the benefit of, and shall be certified to, the Purchaser and the Title Company. Furthermore, the Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner's Title Policy.

                  (e) Title to Property. The Purchaser shall have determined prior to the expiration of the Study Period that the Seller is the sole owner of good and marketable fee simple title to the Real Property and to the Tangible Personal Property free and clear of all liens, leases, encumbrances, restrictions, conditions and agreements except for Permitted Title Exceptions. The Seller shall not have taken any action from the date hereof and through and including the date of Closing that would adversely affect the status of title to the Real Property.

                  (f) Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall at Closing be in substantially the same condition as at the expiration of the Study Period, normal wear and tear and casualty excepted. Prior to Closing, the Seller shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Seller shall not have diminished the Inventory except in the ordinary course of business. The Seller shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Purchaser.

                  (g) Utilities. The Purchaser shall determine during the Study Period that all of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property.
                                      16

                  (h) Land Use. The Purchaser shall determine during the Study Period that the current use and occupancy of the Property for hotel purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

                  (i) Franchise. The Purchaser or its designee shall have received a franchise or license or commitment to enter into franchise or license with respect to the Hotel from the Licensor for a minimum term of ten (10) years from the date hereof, all upon Licensor's customary terms and conditions, and otherwise reasonably acceptable to the Purchaser. The Purchaser will use its best efforts to obtain such approval and shall pay its expenses associated therewith. The Seller shall assist the Purchaser in respect thereto, and shall pay the reasonable transfer fees imposed by Licensor in connection with the transfer of the license to the Purchaser not to exceed an aggregate amount of $1,500,000 for all of the Hotels under this Agreement and the Companion Agreements (the "Transfer Fee").

                  (j) Approval. The obligations of the Purchaser under this Agreement are subject to the approval of the board of directors of Equity Inns Trust, general partner of the Purchaser, which approval shall be obtained prior to the expiration of the Study Period.

                  (k) Management Agreement. The Seller shall have (a) canceled any existing management agreement with respect to the Property effective on or before the Closing Date and (b) paid any termination fee required thereunder.

                  5.2 The Seller's obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser with the following cove nants:

                  (a) Approval. The obligations of the Seller under this Agreement are subject to Seller's receipt of Limited Partner Approval, which approval shall be sought upon expiration of the Study Period; the Seller shall use its reasonable efforts to obtain such consent promptly upon expiration of the Study Period. The Purchaser shall be entitled to review only those disclosures pertaining to the Purchaser's organization and background information set forth in any proxy statement submitted by the Seller to the Securities and Exchange Commission; Purchaser's failure to comment on any such disclosure materials within two (2) business days after receipt shall be deemed Purchaser's acceptance of such disclosures.

                  (b) Franchise. The existing franchise agreements with respect to the Hotel with the Licensor shall have been terminated as of the Closing Date with no further liability to Seller other than the payment of the Transfer Fee and performance of all obligations under the franchise agreement through the date of Closing; the Seller shall use its reasonable efforts to obtain such agreement to terminate from the Licensor.

         5.3 The obligations of the parties hereunder are subject to the satisfaction of the following conditions precedent and the compliance by the Purchaser or Seller of the following covenants:

                  (i) a PIP in sufficient detail (including the costs thereof) mutually acceptable to the Seller and the Purchaser shall have been obtained from Licensor prior to the expiration of the Study Period at Seller's expense. Prior to Closing, Seller shall undertake to complete the improvements required by the PIP, or alternatively provide Purchaser a credit against the Purchase Price at Closing for those improvements not completed prior to Closing in the amount set forth in the PIP for the cost of materials or completion of work; and

                  (ii) the simultaneous consummation of settlement under the Companion Agreements; provided, however, if there is a failure of a condition precedent under the Agreement or Companion Agreements as to one or more of the Hotels, but not as to all of the Property, upon the mutual consent of the Seller and the Purchaser, the Agreement or Companion Agreements may terminate as to such Hotel or Hotels only and close on the remaining Hotels, and the Purchaser would receive a prorata credit against the Purchaser Price per Schedule 1 for such excluded Hotel or Hotels.

                                   ARTICLE VI
                                     CLOSING

         6.1 Closing. Closing shall be held in the offices of the Escrow Agent, or at a location that is mutually acceptable to the parties, on May 30, 1997. Possession of the Property shall be delivered to the Purchaser at Closing, subject only to Permitted Title Exceptions and the occupancy rights of Hotel guests.

         6.2 Seller's Deliveries. At Closing, the Seller shall deliver to Purchaser all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Seller and shall be dated as of the date of Closing:


                           (a)      The certificate required by Section 5.2.

                           (b)      The Deed.

                           (c)      The Bill of Sale [Inventory].

                           (d)      The Bill of Sale [Personal Property].

                           (e)      Certificate(s)/Registration of Title for
any  vehicle owned by the Seller and used in connection with the Property.

                           (f)      A certificate or letter from the  Licensor
with respect to the Property terminating as of the date of Closing the franchise of Seller with respect to the Property and stating the termination date and that all transfer/termination fees have been paid for by Seller subject to the limitation set forth in Section 5.1(i) herein.

                           (g)      Such agreements, affidavits or other
documents, including, if necessary, the Seller's partnership agreement, as may be required by the Title Company to issue the Owner's Title Policy.

                           (h)      The FIRPTA Certificate.

                           (i)      True, correct and complete copies of all
warranties, if any, of manufacturers, suppliers and installers possessed by the Seller and relating to the Improvements and the Personal Property, or any part thereof (which shall be delivered at the Property).

                           (j)      Certified copies of the Seller's
Organizational Documents.

                           (k)      Appropriate instruments, approvals and
consents of the Seller authorizing (1) the execution on behalf of the Seller of this Agreement and the documents to be executed and delivered by the Seller prior to, at or otherwise in connection with Closing, and (2) the performance by the Seller of its obligations hereunder and under such documents.

                           (l)      A valid, final and unconditional
certificate of occupancy or the like for the Property issued by the appropriate governmental authority at the time of completion of the Hotel.

                           (m)      All the Operating Agreements (which shall
be  delivered at the Property).

                           (n)      The written consent of the Licensor to the
transfer of the license, if applicable, and if so required.

                           (o)      All current real estate and personal

property tax bills in the Seller's possession or under its control.

                           (p)      A complete set of all guest registration
cards, guest transcripts, guest histories, and all other available guest information (which shall be delivered at the Property).

                           (q)      An updated schedule of employees, showing
salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

                           (r)      A complete list of all advance room
reservations, functions and the like, in reasonable detail so as to enable the Purchaser to honor the Seller's commitments in that regard (which shall be delivered at the Property).

                           (s)      A list of the Seller's outstanding accounts
receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Seller.

                           (t)      All keys for the Property (which shall be
delivered at the Property).

                           (u)      All books, records, operating reports,
appraisal reports, files and other materials in the Seller's possession or control which are necessary in the Purchaser's discretion to maintain continuity of operation of the Property (which shall be delivered at the Property).

                           (v)      Written notice executed by Seller
notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Purchaser and directing that all payments, inquiries and the like be forwarded to the Purchaser at the address to be provided by the Purchaser.

                           (w)      Any other document or instrument
reasonably requested by the Purchaser or required hereby.

         6.3 Purchaser's Deliveries. At Closing, the Purchaser shall pay or deliver to the Seller the following:

                  (a)      The Purchase Price.

                  (b) Any other document or instrument reasonably requested by the Seller or required hereby.

                  (c) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy.


         6.4 Mutual Deliveries. At Closing, the Purchaser (or, as applicable, the Purchaser's Lessee) and the Seller shall mutually execute and deliver each to the other:

                  (a) The Assignment Agreement [Operating Agreements].

                  (b) A closing statement reflecting the Purchase Price and the adjustment and prorations required hereunder and the allocation of income and expenses required hereunder.

                  (c) Such other and further documents as may be reasonably required by either party hereto or their respective counsel.

         6.5 Closing Costs. Except as is otherwise provided in this Agreement, each party hereto shall pay its own legal fees and expenses. Seller shall pay for all filing fees for the Deed, the preparation of the documents to be delivered by the Seller hereunder, and for the releases of any deeds of trust, mortgages and other financing encumbering the Property and for any costs associated with any corrective instruments. The Seller shall pay all sales taxes and similar impositions through the date of Closing and all sales taxes assessed as a result of the transaction contemplated by this Agreement. If Closing occurs, the Purchaser shall pay the real estate transfer, recording or other similar taxes due with respect to the transfer of title, all charges for title insurance premiums, surveys, UCC financing searches and zoning verifications and all other costs (except any costs incurred by the Seller for its own account) in carrying out the transactions contemplated hereunder.

         6.6 Income and Expense Allocations. All income, except any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between the Seller and the Purchaser as set forth below. The Seller shall be entitled to all income and responsible for all expenses for the period of time up to but not including the date of Closing, and the Purchaser shall be entitled to all income and responsible for all expenses for the period of time from, after and including the date of Closing. Only adjustments for ground rent, if any, and real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the cash portion of the Purchase Price payable by the Purchaser. All other such adjustments shall be made by separate agreement between the Purchaser, the Purchaser's Lessee, and the Seller and shall be payable by check or wire directly between such parties. Without limiting the generality of the foregoing, the following items of income and expense shall be allocated at
Closing:


                  (a) Current and prepaid rents (not including rentals for individual guest hotel rooms), including, without limitation, prepaid room receipts, function receipts and other reservation receipts (all of which items shall be credited to the Purchaser's Lessee).

                  (b) Real estate and personal property taxes (which shall be prorated between the Seller and the Purchaser).

                  (c) Amounts under the Operating Agreements (which shall be prorated between the Seller and the Purchaser's Lessee).

                  (d) Utility charges (including but not limited to charges for water, sewer and electricity) (which shall be prorated between the Seller and the Purchaser's Lessee).

                  (e) Value of fuel stored on the Property at the price paid for such fuel by the Seller, including any taxes (which shall be credited to the Seller).

                  (f) All prepaid reservations and contracts for rooms confirmed by the Seller prior to the Closing Date for dates after the Closing Date, all of which the Purchaser shall honor (all of which items shall be credited to the Purchaser's Lessee).

         The Purchaser's Lessee shall purchase the Tray Ledger from the Seller for the full actual value thereof, less a deduction for any amounts charged by credit card issuers or clearing houses. Notwithstanding the foregoing, room revenues for the evening preceding Closing shall be divided equally between the Seller and the Purchaser's Lessee.

         At Closing, the Seller shall pay to all persons employed at the Property by the Seller all wages, accrued vacation pay, pension and welfare benefits, and other fringe benefits.

         Neither the Purchaser nor the Purchaser's Lessee shall be obligated to collect any accounts receivable or revenues accrued prior to the Closing Date for the Seller, but if the Purchaser or the Purchaser's Lessee collects same, such amounts will be promptly remitted to the Seller in the form received.

         If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Seller, the Purchaser or the Purchaser's Lessee with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The Seller shall pay at Closing all special assessments and taxes applicable to the Property due and payable prior to Closing.

                                   ARTICLE VII
                           CONDEMNATION; RISK OF LOSS

         7.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Seller shall give written notice thereof to the Purchaser promptly after the Seller learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Purchaser shall have the right to terminate this Agreement only with respect to the Hotel so affected and an adjustment will made to the Purchase Price in accordance with Schedule 1 attached hereto to reflect the loss of the Hotel. If the Purchaser elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Purchaser at Closing.

         7.2 Risk of Loss; Casualty. The risk of any loss or damage to the Property prior to the recordation of the Deed shall remain upon the Seller. If, prior to Closing the Property is damaged by fire or other casualty to the extent that the cost of repairing such damage shall be $100,000 or more, the Purchaser shall have the right, upon notice in writing to the Seller delivered within 15 days after actual notice of such fire or other casualty, to terminate this Agreement only with respect to the Hotel so affected and an adjustment will made to the Purchase Price in accordance with Schedule 1 attached hereto to reflect the loss of the Hotel, whereupon the Deposit shall be returned immediately to the Purchaser, and neither party shall have any further liability to the other hereunder. If the Purchaser does not elect, or is not entitled, to terminate this Agreement, the Purchase Price shall not be reduced except as hereinafter set forth, but the Purchaser shall be entitled to an assignment of all of the Seller's share of the proceeds of fire or other casualty insurance and rent insurance proceeds (if any) payable, and the Seller shall have no obligation to repair or restore the Property; provided, however, that the Purchase Price shall be reduced by an amount equal to the sum of (1)) the "deductible" applied by the Seller's insurer with respect to such fire or casualty and (2) the amount by which the proceeds of such insurance will be reduced by reason of the application of any co-insurance clause in the Seller's insurance policy. If the Purchaser proceeds to Closing hereunder, the Seller shall not compromise, settle or adjust any claims to such proceeds or awards, without the Purchaser's prior written consent, not to be unreasonably withheld or delayed.

                                  ARTICLE VIII
                    LIABILITY OF PURCHASER; INDEMNIFICATION;
                               TERMINATION RIGHTS

         8.1 Liability of Purchaser. Except for any obligation expressly assumed or agreed to be assumed by the Purchaser hereunder, the Purchaser does not assume any obligation of the Seller or any liability for claims arising out of any occurrence prior to Closing.

         8.2      Indemnification by the Seller and the Purchaser.

                  (a) Seller agrees to indemnify, defend and hold Purchaser and its affiliates and any of their partners, shareholders, directors, officers, employees and agents entirely harmless against and from any claim, demand, cause of action, judgment, damage, loss, liability, cost or expense (including attorneys' fees and expenses), which the Purchaser may suffer, sustain, incur or otherwise become subject to (either directly or indirectly as a result of any affiliate of Purchaser suffering, sustaining, incurring or otherwise becoming subject to same), as a result of, in whole or in part by any and all obligations to, liabilities to or claims asserted by any third parties pertaining to any injury to or the death of any person or damage to property of third parties in any way relating to or arising from Seller's ownership of the Property prior to Closing (except to the extent caused by Purchaser or its agents).

                  (b) Purchaser agrees to indemnify, defend and hold Seller and its affiliates and any of their partners, shareholders, directors, officers, employees and agents entirely harmless against and from any claim, demand, cause of action, judgment, damage, loss, liability, cost or expense (including attorneys' fees and expenses), which the Seller may suffer, sustain, incur or otherwise become subject to (either directly or indirectly as a result of any affiliate of Seller's suffering, sustaining, incurring or otherwise becoming subject to same), as a result of, in whole or in part by any and all obligations to, liabilities to or claims asserted by any third parties pertaining to any injury to or the death of any person or damage to property of third parties in any way relating to or arising from Purchaser's ownership of the Property subsequent to Closing (except to the extent caused by Seller or its agents).

                  (c) Whenever either party shall learn through the filing of a claim or the commencement of a proceeding or otherwise of the existence of any liability for which the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party within a reasonable period of time and furnish copies of such documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of such party and generally shall cooperate with said other party in the defense of any such claim.

                  (d) The provisions of this Section 8.2 shall survive the Closing of this Agreement.

         8.3 Termination by the Purchaser. If any condition set forth herein cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Purchaser to terminate this Agreement and its obligations hereunder, and the Seller fails to cure any such matter within ten business days after notice thereof from the Purchaser, the Purchaser, at its option, may elect either (a) to terminate this Agreement and the Companion Agreements whereupon the Escrow Agent shall return the Deposit to Purchaser and Seller shall pay Purchaser five hundred thousand dollars ($500,000.00) under this Agreement and the Companion Agreements as agreed-upon liquidated damages and not as a penalty, it being otherwise difficult or impossible to estimate Purchaser's actual damages, and which liquidated damages shall be in lieu of any other damages or the right to specific performance; or (b) be entitled to sue Seller for specific performance of this Agreement and the Companion Agreements provided, however, Seller shall not be required to expend in excess of Five Hundred Thousand Dollars ($500,000.00) under this Agreement and the Companion Agreements to correct any matter Seller did not deliberately cause; or (c) only if Purchaser shall not be entitled to specific performance by reason of Seller's conveying or encumbering all or any part of the Property subsequent to the date of this Agreement, terminate this Agreement and the Companion Agreements by giving written notice of termination to Seller, receive a full and immediate refund of the Deposit and all interest earned thereon, and seek damages for breach of this Agreement and the Companion Agreements by Seller.

         8.4 Termination by Seller. If, prior to Closing, the Purchaser defaults in performing any of its obligations under this Agreement (including its obligation to purchase the Property), and the Purchaser fails to cure any such default within ten business days after notice thereof from the Seller, then the Seller's sole remedy for such default shall be to terminate this Agreement and retain the Deposit. The Seller and the Purchaser agree that, in the event of such a default, the damages that the Seller would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Seller and the Purchaser agree that, the Seller shall retain the Deposit as full and complete liquidated damages and as the Seller's sole remedy.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

         9.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

         9.2 Assignments Except as otherwise set forth in this Section, neither the Seller nor the Purchaser shall have the right to assign all or any part of its interest in this Agreement without the prior written consent of the other party, which consent may be withheld in the parties sole discretion, and any such attempted assignment without the other party's consent shall be null and void and of no further force or effect. Notwithstanding the foregoing, the Purchaser shall have the right, power and authority to assign this Agreement and all rights hereunder to any affiliated entity or an entity in which the

Purchaser or a principal of the Purchaser has a fifty percent (50%) ownership and control interest or, for a limited partnership, in which the Purchaser or a principal of the Purchaser is the managing general partner or, for a limited liability company, in which the Purchaser or a principal of the Purchaser is the managing member. The Purchaser shall be and remain liable and responsible for payment and performance of all obligations hereunder or undertaken by the Purchaser to be paid or performed pursuant to any permitted assignment.

         9.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         9.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state of New York.

         9.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

         9.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         9.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including without limitation fees of attorneys, engineers and accountants.

         9.9 Escrow Agent. (a) The Escrow Agent shall hold the Deposit in escrow in a separate segregated bank account (or as otherwise agreed in writing by the Seller and the Purchaser) until the Closing or sooner termination hereof and shall pay over or apply such proceeds in accordance with the terms of this

Section. The Escrow Agent shall invest the Deposit in such manner agreed to in writing by the Seller and the Purchaser or, in the absence of any such written instructions, in an interest bearing account at Citibank, N.A.. At Closing, the Deposit shall be paid by the Escrow Agent to the Seller and applied to the Purchase Price as a credit for the Purchaser. The reasonable fees and expenses of Escrow Agent shall be paid one-half by the Seller and one-half by the Purchaser. If the Escrow Agent receives a copy of a notice to the Seller from the Purchaser prior to the expiration of the Study Period terminating this Agreement and the Companion Agreements, then the Escrow Agent shall promptly refund the Deposit to the Purchaser, without the necessity of any further notice, act or authorization, including, without limitation, any notice to or from the Seller, and notwithstanding any objection or other act or notice by the Seller. The Seller hereby unconditionally and irrevocably releases the Escrow Agent from any liability for returning the Deposit to the Purchaser in the event the Purchaser gives such notice of termination of this Agreement and the Companion Agreements prior to the expiration of the Study Period.

                  (b) After the expiration of the Study Period, if for any reason Closing does not occur and either party makes a written demand upon the Escrow Agent for payment or delivery of the Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within 10 business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such 10 day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties hereto or a final judgment of a court of competent jurisdiction, which by lapse of time or otherwise, shall no longer be or shall not be subject to appeal or reversal. The Escrow Agent shall, however, have the right at any time to file a suit with a court of competent jurisdiction and to deliver or pay the Deposit to such court (or an officer thereof). The Escrow Agent shall give written notice of such deposit to the Seller and the Purchaser. Upon such deposit, the Escrow Agent shall be relieved of and discharged from all further obligations and responsibilities hereunder. The provisions of this paragraph shall not be applicable to a return of the Deposit as a result of a termination of this Agreement during the Study Period, which shall be governed by Section 9.9(a).

                  (c) The parties acknowledge that the Escrow Agent is acting at their request and convenience and solely as a stakeholder, that the Escrow Agent shall not be deemed to be the agent of either of the parties and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence. The Seller and the Purchaser hereby jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities, costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance by the Escrow Agent of its duties hereunder, except with respect to actions or omissions taken or suffered by the Escrow Agent in bad faith, in willful disregard of this contract or involving gross negligence on the part of the Escrow Agent.

                  (d) The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Section 9.9 of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice of such counsel.

                  (e) The Escrow Agent may resign at any time upon thirty (30) days prior written notice. In the case of Escrow Agent's resignation, the Escrow Agent's only duty, until a successor escrow agent shall have been appointed jointly by the Seller and the Purchaser and shall have accepted such appointment, shall be to hold and dispose of the Deposit in accordance with the provisions contained in this Agreement (but without regard to any notices, requests, instructions or demands received by the Escrow Agent from the Seller and/or the Purchaser after its notice of resignation shall have been given, unless the same shall be a direction by both the Seller and the Purchaser that the entire balance of the Deposit be delivered out of escrow).

         9.10 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Seller:

                                            NPI Realty Management Corp.
                                            c/o IFGP Corporation
                                            One Insignia Financial Plaza
                                            Greenville, South Carolina  29602
                                            Attn: William H. Jarrard, Jr.

With copy to:                               Post & Heymann, LLP
                                            100 Jericho Quadrangle, Suite 214
                                            Jericho, New York  11753
                                            Attn: William W. Post, Esquire

If to the Purchaser:                        Equity Inns Partnership, L.P.
                                            c/o Equity Inns, Inc.
                                            4735 Spottswood Avenue, Suite 102
                                            Memphis, Tennessee  38117
                                            Attn:   Mr. Phillip H. McNeill, Sr.


with a copy to:                             Hunton & Williams
                                            1751 Pinnacle Drive
                                            Suite 1700
                                            McLean, Virginia  22102
                                            Attn: Gerald R. Best, Esq.

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

         9.11 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

         9.12 Further Assurances. The Seller and the Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

         9.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of Seller and Purchaser specifically established hereby.

         9.14 Time of Essence. Time is of the essence with respect to every provision hereof.

         9.15 Confidentiality. The Seller and the Purchaser and their representatives, including any brokers or other professionals, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion, and except to the Licensor, potential lessees, lenders, managers, underwriters, investors and the like and their agents, employees, consultants, managers, accountants, lawyers and other professional advisers on a need to know basis.

         9.16 Operating Lease. The Seller (a) acknowledges that, prior, simultaneously with or after Closing, the Purchaser may lease the Property to a Purchaser's Lessee, and (b) agrees that any such Purchaser's Lessee (and any guarantor of the obligations of the Purchaser's Lessee under such lease) shall be entitled to the benefit of such rights and remedies of the Purchaser under this Agreement (including, without limitation, the representations and warranties of the Seller contained in this Agreement) to the extent hereafter specified by the Purchaser. Further, Purchaser's mortgagee shall be entitled to the benefit of such rights and remedies of the Purchaser under this Agreement, provided that such mortgagee agrees to assumes the obligations of Purchaser herein as if such mortgagee was the purchaser hereunder.

         9.17 Survival. The provisions of this Article IX shall survive the Closing or earlier termination of this Agreement.

         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

                         [SIGNATURES ON FOLLOWING PAGE]

                                 SIGNATURE PAGE
                         AGREEMENT OF PURCHASE AND SALE

                                    SELLER:

                                    GROWTH HOTEL INVESTORS,
                                    a California limited partnership

                                         By:  MONTGOMERY REALTY COMPANY-85,
                                               a California general partnership,
                                               its general partner

                                              By:  NPI REALTY MANAGEMENT CORP.,
                                                    a Florida corporation,
                                                    its managing general partner

                                               By: _________________________

                                 SIGNATURE PAGE
                         AGREEMENT OF PURCHASE AND SALE

                          PURCHASER:

                          EQUITY INNS PARTNERSHIP, L.P., a Tennessee limited partnership

                          By:      EQUITY INNS TRUST, a Maryland real
                                   estate investment trust, its general partner

                        By:___________________________

                        Name:_________________________

                        Title:________________________

                        Date:_________________________

                         ACKNOWLEDGMENT OF ESCROW AGENT

         Commonwealth Land Title Insurance Company, as Escrow Agent, hereby acknowledges receipt of the foregoing Agreement of Purchase and Sale, and agrees to perform its duties as Escrow Agent consistently therewith.

                             Commonwealth Land Title Insurance Company

                             By: ________________________

                             Title:_______________________

                               FIRST AMENDMENT TO
                         AGREEMENT OF PURCHASE AND SALE

         THIS FIRST AMENDMENT is made as of this 1st day of May, 1997 by and between Growth Hotel Investors, a California limited partnership (the "Seller") and Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, Seller and Purchaser entered into an Agreement of Purchase and Sale (the "Agreement") dated as of March 14, 1997 pursuant to which Seller agreed to sell and Purchaser agreed to purchase the Hotels and their related amenities as set forth on Schedule 1 attached to such Agreement; and

         WHEREAS, the parties desire to amend the Agreement as set forth below.

         NOW, THEREFORE, in consideration of the respective undertakings of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

                  The following definitions set forth in Section 1 of the Agreement are hereby amended as follows:

         (i) The dollar amount referenced under the definition of "Purchase Price" shall be amended to read One Hundred Sixty Nine Million Dollars ($169,000,000); and

         (ii) The definition of "Study Period" shall be deleted from the Agreement.

                  Section 2.2 of the Agreement entitled "Deposit" shall be deleted in its entirety and amended to read as follows:

                  "The Deposit shall be delivered by the Purchaser to the Escrow Agent after the full execution and delivery of this Agreement, and the Escrow Agent shall: (a) deliver the entire Deposit to the Purchaser if the Purchaser elects to terminate the Agreement on or before May 12, 1997; (b) deliver $200,000 of the Deposit to the Seller and the remainder to the Purchaser in the event the Purchaser elects to proceed under the terms of the Agreement after May 12, 1997, and thereafter terminates the Agreement for any reason other than a default by the Seller; (c) deliver an aggregate $1,000,000 of the Deposit to the Seller and the remainder to the Purchaser in the event the Purchaser elects to proceed under the terms of the Agreement after May 23, 1997, and thereafter terminates the Agreement for any reason other than a default by the Seller; (d) deliver the entire Deposit to the Purchaser if Closing fails to occur solely as a result of a default by the Seller under the terms of the Agreement; (e) pay the entire deposit to the Seller as liquidated damages under this Agreement if Closing fails to occur as a result of a default by Purchaser; or (f) apply the Deposit at the Closing against the Purchase Price, all in accordance with the Agreement."

                  The first proviso of Section 2.3(a) which reads "The Purchaser shall have the right, until 5:00 p.m. on the last day of the Study Period, and thereafter if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below," shall be amended to read as follows:

                  "The Purchaser shall have the right, until 5:00 p.m. Eastern Standard Time on May 23, 1997, to enter upon the Real Property and to perform, at the Purchaser's expense, such environmental investigations for the Hotels as the Purchaser may deem appropriate, and thereafter, if the Purchaser notifies the Seller that the Purchaser has elected to proceed to Closing in the manner described below, to enter upon the Real Property and to perform at the Purchaser's expense, such economic, surveying, engineering, environmental and topographical investigations as the Purchaser may deem appropriate."

         Further, the reference to "Study Period" contained in the last sentence of Section 2.3(a) shall be amended to read "May 23, 1997".

         In addition, the following additional paragraph shall be added to
Section 2.3(a):

                  "The Purchaser shall have the right, until May 12, 1997, to enter upon the Real Property and to perform, at the Purchaser's expense, such further structural analyses for the Hotel located in Albuquerque, New Mexico as the Purchaser may deem appropriate. If the Purchaser notifies the Seller, in writing, prior to the expiration of May 12, 1997, that it is determined not to proceed to the Closing as a result of its further review of the structure of such Hotel, the Deposit shall be returned to the Purchaser except as expressly provided herein, and upon return of the Deposit, the Purchaser shall have no further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement)."

                  The proviso of Section 2.3(b) which reads "after the Study Period" shall be amended to read "after the expiration of the various time periods during which the Purchaser has the right to terminate this Agreement,".

                  The reference to "Study Period" set forth in Section 2.3(d) of the Agreement shall be amended to read "May 12, 1997" in each place it appears therein.

                  Section 2.3(e) of the Agreement is hereby deleted.

                  Section 2.4(a) of the Agreement shall be deleted in its entirety and amended to read as follows:

                  "At Closing, the Deposit shall be applied against the Purchase Price and: (I) the Purchaser shall receive a credit against the Purchase Price in an amount equal to: (i) the Deposit and
                  (ii) the amount of the Transfer Fee (as defined herein) not paid by the Seller on or before the Closing subject to the limitations set forth Section 5.1(i) herein; and (II) the Seller shall receive a reimbursement for those amounts called for by Section 5.3(i) herein."

                  Section 2.5 of the Agreement shall be deleted in its entirety and amended to read as follows:

                  "The parties agree that the Purchase Price shall be allocated amongst the Properties pursuant to an amendment to Schedule 1 to the Agreement which amendment shall be agreed to by and between the Seller and the Purchaser on or before May 5, 1997. In the event the Seller and the Purchaser are unable to reach an agreement to the allocation of the Purchase Price amongst the Properties on or before May 5, 1997, either party may terminate this Agreement, and thereafter, the Purchaser shall receive a refund of the Deposit and neither the Seller nor the Purchaser shall have any further rights, liabilities or obligations hereunder (except as expressly survive the termination of this Agreement)."

                  The reference to "Study Period" set forth in Section 3.11 of the Agreement shall be amended to read "May 29, 1997".

                  The reference to "Study Period" set forth in Section 5.1(d) of the Agreement shall be amended to read "May 12, 1997".

                  The reference to "Study Period" set forth in Section 5.1(e) of the Agreement shall be amended to read "May 12, 1997".

                  The reference to "Study Period" set forth in Section 5.1(f) of the Agreement shall be amended to read "May 1, 1997".

                  Section 5.1(g) of the Agreement shall be deleted.


                  The reference to "Study Period" set forth in Section 5.1(h) of the Agreement shall be amended to read "May 12, 1997".

                  The following proviso shall be inserted immediately preceding the first sentence of Section 5.1(i) of the Agreement: "On or before May 5, 1997,".

                  Section 5.1(j) of the Agreement entitled "Approval" shall be deleted in its entirety and amended to read as follows:

                  "The obligations of the Purchaser under this Agreement are subject to its receipt on or before May 29, 1997 of such financing commitments as it deems necessary which may include any combination of mortgage financing and/or equity participation and/or leasehold arrangements for the Hotels."

                  The reference to "upon expiration of the Study Period" set forth in Section 5.2(a) of the Agreement shall be amended to read "after May 12, 1997".

                  Section 5.3(i) of the Agreement shall be deleted in its entirety and amended to read as follows:

                  "Purchaser shall assume at Closing all responsibilities and costs associated with the PIP; provided, however, Seller may complete in a good and workmanlike manner reasonably acceptable to the Purchaser those matters marked with an "X" listed under the first column entitled "In Progress or Completed" on the exhibit attached hereto by Closing. The completion of such work shall be supervised by Sage Hospitality Resources, L.P. and/or Promus Hotel Corporation. At Closing, the Purchaser shall reimburse Seller for the reasonable actual costs incurred in connection with the performance of such work and/or goods delivered in an amount not to exceed an aggregate amount of $4,000,000 under this Agreement and the Companion Agreements."

                  The first sentence of Section 6.1 of the Agreement shall be deleted in its entirety and amended to read as follows:

                  "Closing shall be held at the offices of the Escrow Agent, or at a location that is mutually acceptable to the parties, on or before June 6, 1997, provided either party shall have the right to extend the Closing in their sole and absolute discretion upon three business days prior written notice to the other party to a date on or before June 30, 1997."


                  The following paragraph shall be added to Section 9.2 of the Agreement entitled "Assignments":

                  "Notwithstanding the foregoing, on or after May 29, 1997 and provided the Purchaser has elected to proceed to Closing under the terms of this Agreement, the Purchaser shall have the right, power and authority to assign this Agreement and all rights hereunder to a third party unaffiliated with the Purchaser, without Seller's consent, as it specifically applies to the following Hotel:

                  Albuquerque, New Mexico

                  ; provided the Purchaser shall be and remain liable and responsible for payment and performance of all obligations hereunder or undertaken by the Purchaser to be paid or performed pursuant to any such assignment. In connection with the foregoing, the Purchaser shall be permitted to market and offer the Hotel for sale notwithstanding that Closing has not occurred under the terms of this Agreement. The Purchaser shall indemnify and defend the Seller against any loss, damage or claim arising from the Purchaser's right to market the Hotel. This indemnification shall survive any termination of this Agreement or any closing of the transaction contemplated hereby."

                  Section 9.10 of the Agreement shall be amended to provide that the Purchaser may provide notice to the Seller under the terms of the Agreement by facsimile to the attention of Post & Heymann, LLP at (516) 433-2777 provided receipt is acknowledged by telephone and any such notice is also sent via overnight courier to the parties specified in the Agreement.

         The Purchaser hereby revokes any previous termination of the Agreement. The Seller and the Purchaser hereby ratify the Agreement. Except as modified herein, the Agreement and all the terms of the provisions thereof shall remain unmodified and in full force and effect. All terms used herein and otherwise not defined shall have the meanings ascribed to them in the Agreement. This First Amendment may be executed and delivered in any number of counterparts and each such counterpart shall constitute an original, but together such counterparts shall constitute only one instrument.

         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first written above.

                   SELLER:

                   GROWTH HOTEL INVESTORS,
                   a California limited partnership


                   By:      Montgomery Realty Company-85,
                            a California general partnership,
                            its general partner

                            By:      NPI Realty Management Corp.,
                                     a Florida corporation,
                                     its managing general partner

                                   By:  _________________________
                                              Name:
                                              Title:

                   PURCHASER:

                   EQUITY INNS PARTNERSHIP, L.P.,
                   a Tennessee limited partnership

                   By: Equity Inns Trust, a Maryland real estate investment trust, its general partner

                           By:  ______________________
                                    Name:
                                    Title:

ANNEX B
                            GROWTH HOTEL INVESTORS,
                       a California Limited Partnership

                            MEETING OF UNIT HOLDERS
                          TO BE HELD ON JUNE 18, 1997

         This Proxy is solicited on Behalf of the General Partner of Growth Hotel Investors

         The undersigned hereby appoints William H. Jarrard, Jr. and George Buchanan, or either one of them, attorney with full power of substitution and revocation to each, to vote for and in the name of the undersigned all of the Limited Partnership Assignee Units of Growth Hotel Investors, a California limited partnership (the "Partnership"), which the undersigned is entitled to vote at the Meeting of Unit Holders to be held on June 18, 1997, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof.

         The Proxy will be voted as you specify above with respect to the matter set forth above. If this Proxy is executed but no choice is indicated, the Units represented by this Proxy will be voted FOR the approval of the sale of substantially all of the assets of the Partnership to Equity Inns Partnership, L.P. (the "Purchaser") pursuant to an Agreement of Purchase and Sale, dated as of March 14, 1997, and amended as of May 1, 1997, between the Partnership and the Purchaser, and the consummation of the transactions contemplated thereby and otherwise in the discretion of the proxy holders.

             Please be sure to sign the Proxy on the reverse side.


(Continued and to be signed on the reverse side)


                                                          GROWTH HOTEL INVESTORS
                                                    ONE INSIGNIA FINANCIAL PLAZA
                                                                   P.O. BOX 1089
                                               GREENVILLE, SOUTH CAROLINA  29602


                                [Reverse Side]

To approve the sale of substantially all of the assets of the Partnership to Equity Inns Partnership, L.P. (the "Purchaser") pursuant to an Agreement of Purchase and Sale, dated as of March 14, 1997, and amended as of May 1, 1997, between the Partnership and the Purchaser and the transactions contemplated thereby.

FOR  / /      AGAINST  / /      ABSTAIN  / /


                                  The undersigned hereby acknowledges receipt of the Notice of Meeting of Unit Holders and the related Proxy Statement dated May 28, 1997.


                                  NOTE: Please sign exactly as name or names appear hereon. If acting as executor, administrator, trustee, guardian, etc., please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if returned in the enclosed envelope and mailed in the United States.

                                 DATE:_________________________________________

                                  X______________________________________(L.S.)

                                  X______________________________________(L.S.)


                PLEASE VOTE, SIGN AND DATE AND PROMPTLY RETURN

                     THIS PROXY IN THE ENCLOSED ENVELOPE.

ANNEX C

                            Growth Hotel Investors
                         One Insignia Financial Plaza
                                 P.O. Box 2347
                            Greenville, S.C. 29602


                                    May 28, 1997


Dear Unit Holder:

     We are very pleased to present to you the opportunity described in the enclosed Proxy Statement concerning the sale by Growth Hotel Investors (the "Partnership") of all of its hotel properties to Equity Inns Partnership, L.P.

     The sale requires the vote of a majority of the outstanding Units in the Partnership. The General Partner has approved the sale and recommends that the Unit Holders vote for its approval.

     If the sale is consummated, it is anticipated that each Unit Holder will receive an initial distribution of approximately $1,032 per Unit and, upon the liquidation and dissolution of the Partnership, will receive a final distribution of approximately $43 per Unit.


     YOUR VOTE IS VERY IMPORTANT. WE URGE YOU TO READ THE ENCLOSED DOCUMENTS CAREFULLY AND TO RETURN YOUR SIGNED PROXY AS SOON AS POSSIBLE.



                                    Very truly yours,


                                    MONTGOMERY REALTY COMPANY - 85
                                    General Partner